[FORM OF UFOOD® FRANCHISE AGREEMENT]

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FRANCHISEE:

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Section		Page

18.S.	CUMULATIVE REMEDIES	66
18.T.	NO WITHHOLDING OF PAYMENTS	66
18.U.	EXERCISE OF BUSINESS JUDGMENT	66
18.V.	ELECTRONIC MAIL	67

EXHIBITS AND ATTACHMENTS

EXHIBIT A	-	FRANCHISEE ACKNOWLEDGMENTS AND REPRESENTATIONS STATEMENT
EXHIBIT B	-	IDENTITY OF DEVELOPER AND DATE OF DEVELOPMENT AGREEMENT
EXHIBIT C	-	OWNERS
EXHIBIT D	-	SITE, FEES, TERRITORY
EXHIBIT E	-	GUARANTY AND ASSUMPTION OF FRANCHISEE'S OBLIGATIONS
EXHIBIT F	-	CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT G	-	COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS AND LISTINGS

UFOOD® FRANCHISE AGREEMENT

THIS AGREEMENT is made and entered into as of this ______ day of _______________, 200___ (the "Effective Date"), by and between UFood Restaurant Group, Inc., a Nevada corporation ("Franchisor"), and "Franchisee": ________________________________         a
Principal Address: ____________________________________________________________________

1.	INTRODUCTION AND CERTAIN DEFINITIONS.

1.A. INTRODUCTION.

Franchisor and certain related parties have designed and developed methods of developing and operating distinctive retail outlets offering food service featuring low-fat, low-carbohydrate and low-calorie food items, selected beverages and nutritional products to the general public. Each of these outlets, called a "UFood Outlet" in this Agreement (as defined more fully below), features the Marks (defined below) and utilizes distinctive business formats, specifications, employee selection and training programs, signs, equipment, layouts, systems, methods, procedures, software, designs and marketing and advertising standards and formats, all of which Franchisor may improve, further develop and otherwise modify from time to time (all of which are together called the "System"). Franchisor has obtained the right to grant franchises and development rights to certain qualified parties to develop, own and operate UFood Outlets.

Franchisee has requested that Franchisor grant it a franchise to develop, own and operate a UFood Outlet in the Territory (defined below). Franchisor has approved Franchisee's request subject to the terms and conditions of this Agreement and in reliance upon all of the representations made in Franchisee's application, other information provided by Franchisee and its Affiliates under the Development Agreement and during the application process, and the representations of Franchisee in the Acknowledgments and Representations Statement, a copy of which is attached hereto as Exhibit A, which shall be executed by Franchisee concurrently with this Agreement.

1.B. DEFINITIONS.

For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined in the context in which they occur.

"Affiliate" – With respect to any Person, a Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For all purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities by contract, or otherwise.

"Anti-Terrorism Law" - As defined in Section 9.F.

"Catering Services" – The delivery of food and/or beverage products which are prepared or partially prepared at the Outlet and delivered to customers at locations other than the Site, where, in addition to the delivery of such products, Franchisee provides ancillary services (such as setting up for, serving or otherwise distributing such food and beverage products) at such locations.

"Competitive Business" - A business or enterprise, other than a UFood Outlet operated by Franchisor, by an Affiliate of Franchisor or pursuant to a valid franchise agreement with Franchisor or one of its Affiliates, that:

(1) derives twenty-five percent (25%) or more of its total revenue from the sale of food items and/or beverages that are marketed as low-fat, low-carbohydrate or low-calorie;

(2) derives five percent (5%) or more of its total revenue from the sale of nutritional products; or

(3) grants or has granted franchises or licenses, or establishes or has established joint ventures, for the development and/or operation of one or more businesses or enterprises of a type described in either clause (1) or (2), above.

"Computer System" - Those brands, types, makes, and/or models of communications and computer systems, hardware and peripheral equipment specified or required by Franchisor for use by, between, or among UFood Outlets, including: (1) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at the Outlet, between or among UFood Outlets, and between and among the Outlet and Franchisor and/or Franchisee; (2) security systems; (3) monitors, modems and printers; and (4) archival and back-up systems.

"Confidential Information" – As defined in Section 6.

"Construction Plans" – As defined in Section 3.D.

"Controlling Interest" – If Franchisee is a:

(1) corporation or limited liability company, "Controlling Interest" shall mean such number of the voting shares or membership interests, as applicable, of Franchisee or such other rights as (a) shall permit voting control of Franchisee on any issue and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power;

(2) general partnership, "Controlling Interest" shall mean a managing partnership interest, or such percentage of the general partnership interests in Franchisee or such other rights as (a) shall permit determination of the outcome on any issue and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power; and

(3) limited partnership, "Controlling Interest" shall mean a general partnership interest, such percentage of limited partnership interests or such other rights as shall permit the replacement or removal of any general partner.

"Delivery Services" – The delivery of food and beverage products that are fully prepared at the Outlet and ready for consumption to customers at locations other than the Site, where Franchisee provides no ancillary services (such as setting up for, serving or otherwise distributing such food and beverage products) at such locations.

"Development Agreement" – If applicable, the UFood Area Development Agreement executed by Franchisor and "Developer" (as defined therein), dated as of the date stated in Exhibit B attached hereto, pursuant to which Developer and its Controlled Affiliates (as defined in the Development Agreement) were granted the right to develop UFood Outlets in the geographic area specified in such agreement.

"Development Specifications" – As defined in Section 3.D.

"Effective Date" – As defined in the introductory paragraph of this Agreement.

"F&B Gross Receipts" – As defined in Section 8.C.

"Financing Plan" – As defined in Section 3.B.

"Franchisee" – As defined in the introductory paragraph of this Agreement.

"Franchisor" – As defined in the introductory paragraph of this Agreement.

"Franchisor Indemnified Parties" – Franchisor, its Affiliates, and its and their owners, officers, directors, agents, employees, representatives, successors and assigns.

"General Manager" – As defined in Section 3.F.

"UFood Outlet" - A combination restaurant/retail store that (1) operates using the System and the Marks; and (2) is either operated by Franchisor or its Affiliates or pursuant to a valid franchise from Franchisor.

"Gross Receipts" – As defined in Section 8.C.

"Guaranty" – As defined in Section 2.D.

"Immediate Family" - (1) The spouse of an individual; and (2) the natural and adoptive parents and natural and adopted children and siblings of such individual and their spouses; and (3) the natural and adoptive parents and natural and adopted children and siblings of the spouse of such individual.

"Initial Franchise Fee" – As defined in Section 8.A.

"Lease"–The lease, sublease or other occupancy arrangement pursuant to which Franchisee occupies or will occupy the Site and the Outlet in the circumstance that Franchisee does not own the Site.

"Local Marketing Spending Requirement" – As defined in Section 10.B.

"Management Personnel" – As defined in Section 3.F.

"Managing Owner" – As defined in Section 9.G.

"Manuals" – Materials, which might include one or more handbooks, audio tapes, video tapes, computer diskettes, compact disks, and/or other written or intangible materials, and which may be made available to Franchisee by various means (including access through the Internet or through an intranet), all of which may be modified, added to, replaced and supplemented by Franchisor from time to time, whether by way of supplements, replacement pages, franchise bulletins, or other official pronouncements or means, that contain System Standards and other information concerning Franchisee's obligations under this Agreement.

"Marks" - The trademarks, service marks, logos and other commercial symbols that Franchisor authorizes for use to identify UFood Outlets and the products and services they offer, together with the Trade Dress; provided that such trademarks, service marks, logos, other commercial symbols, and the Trade Dress are subject to modification and discontinuance by Franchisor and may include additional or substitute trademarks, service marks, logos, commercial symbols and trade dress as provided in this Agreement.

"Nutritional Products" - Those nutritional products that Franchisor periodically authorizes Franchisee to offer and sell from the Outlet. Those products may include, without limitation, nutritional supplements, healthy snacks, energy drinks, vitamins, meal replacement bars, health-and nutrition-oriented books and magazines, protein powders and diet products.

"Nutritional Products Gross Receipts" – As defined in Section 8.C.

"Opening Date" - The date that Franchisee opens the Outlet for business under the terms of this Agreement.

"Operating Assets" – The furniture, furnishings, and equipment (including Computer System equipment, kitchen equipment, Specified Software, decorations, signs, smallwares, china, uniforms, and similar supplies and items) used in connection with the operation of the Outlet pursuant to the terms and conditions of this Agreement.

"Outlet" – The UFood Outlet that Franchisee develops and operates pursuant to this Agreement.

"Owner" - Each Person holding a direct or indirect, record or beneficial Ownership Interest in Franchisee and each Person who has other direct or indirect property rights in Franchisee, this Agreement, the Outlet or the right to receive all or a portion of Franchisee's or the Outlet's profits or losses or any capital appreciation relating to the Outlet.

"Ownership Interests" - In relation to a: (1) corporation, the record or beneficial ownership of one or more shares (regardless of class, preferences or voting rights, if any) in, or the right to receive any portion of the profits and/or losses of, the corporation; (2) limited liability company, the record or beneficial ownership of a membership interest in, or the right to receive any portion of the profits and/or losses of, the limited liability company; (3) partnership, the record or beneficial ownership of a general or limited partnership interest; or (4) trust, the ownership of a beneficial interest of such trust.

"Person" – An individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated association, other business entity, or governmental entity (or subdivision thereof).

“Proprietary Products” – Those food products, beverages and Nutritional Products that: (1) are prepared according to our proprietary recipes and/or formulations; or (2) that are marketed under the Marks or other brands that are proprietary to us or our Affiliates.

"Royalty Fee" – As defined in Section 8.B.

"Sample Designs" – As defined in Section 3.D.

"Site" - The location identified in Exhibit D of this Agreement. As used herein, the term "Site" also refers to the interior and exterior of the structure housing the Outlet, the parking lot and all other areas around the Outlet used in the operation of Franchisee's business.

"Site Package" –As defined in Section 3.A.

"Specified Software" - Such software programs, programming and services which Franchisor from time to time specifies or requires in connection with utilization of the Computer System, including any replacements, modifications, upgrades or updates thereto which Franchisor designates, and whether developed by, for, or on behalf of Franchisor, its Affiliate or an independent third party.

"Successor Franchise" – As defined in Section 14.A.

"System" – As defined in Section 1.A.

"System Standards" – Specifications, standards, policies and procedures that Franchisor periodically prescribes for UFood Outlets, including standards concerning brands, types and/or models of Operating Assets, Nutritional Products, food and beverage inventory, ingredients, supplies and other products and services used in the development and operation of a UFood Outlet, as they may be modified, added to, replaced and supplemented by Franchisor from time to time.

"System Website" – As defined in Section 10.D.

"Systemwide Advertising Fund" – As defined in Section 10.A.

"Territory" - The geographic area defined in Exhibit D of this Agreement.

"Trade Dress" - The UFood Outlet design, decor, color scheme and image which Franchisor authorizes and requires for use in connection with the operation of the Outlet, as it may be revised and further developed by Franchisor or its Affiliates from time to time and as further described in the Manuals.

2.	GRANT OF FRANCHISE.

2.A. GRANT OF FRANCHISE AND TERM.

Subject to the provisions of this Agreement, Franchisor hereby grants to Franchisee the right, and Franchisee hereby accepts the obligation, to operate the Outlet at the Site, and to use the Marks and System in the operation thereof, for a term of fifteen (15) years commencing on the Effective Date. Termination or expiration of this Agreement shall constitute a termination or expiration of the franchise and any and all licenses granted herein.

Franchisee acknowledges and agrees that its rights under this Agreement are limited to the operation of the Outlet at the Site, pursuant to and in compliance with this Agreement, and that Franchisee has no right to use the Marks in any manner not contemplated by this Agreement or to offer or sell Nutritional Products or other items bearing the Marks through any channel of distribution other than the Outlet. Franchisee will conduct no business or other activities other than the operation of the Outlet. Franchisee agrees that it will at all times faithfully, honestly and diligently perform its obligations hereunder, and that it will continuously exert its best efforts to promote and enhance the business of the Outlet and the goodwill of the Marks and to procure the greatest sales volume for the Outlet consistent with good service to the public and in compliance with the terms of this Agreement. Except as set forth in this Agreement, Franchisee shall not conduct the business of the Outlet from any location other than the Site.

2.B. TERRITORIAL RIGHTS.

Except as otherwise provided in this Agreement, and provided that Franchisee is in full compliance with this Agreement, during the term of this Agreement neither Franchisor nor its Affiliates will operate, or grant a franchise for the operation of, a UFood Outlet, or any other retail establishment that derives twenty-five percent (25%) or more of its total revenue from the sale of food items and/or beverages that are marketed as low-fat and/or low-carbohydrate or low-calorie; or derives five percent (5%) or more of its total revenue from the sale of Nutritional Products and that is substantially associated with the Marks and is physically located within the Territory.

2.C. RIGHTS RETAINED BY FRANCHISOR.

Subject to the territorial rights expressly set forth in Section 2.B. hereof, during and after the term of this Agreement, Franchisor (on behalf of itself, its Affiliates and its designees) retains all rights with respect to UFood Outlets, the System, the Marks, and the marketing and sale of any products and services, anywhere in the world, including:

(1) the right to develop and operate, and grant rights to others to develop and operate, UFood Outlets and any similar or dissimilar businesses at any location outside the Territory (including on the border of the Territory), whether under the Marks or other trademarks or service marks, and on any terms Franchisor deems appropriate;

(2) the right to operate and to grant others (including any person or entity related in any manner whatsoever to Franchisor) the right to operate food service businesses and/or retail outlets using the Marks or any other marks and using the System or any other system at such locations within and/or outside the Territory, both during and upon expiration or termination of the term of this Agreement, and on such terms and conditions as Franchisor, in its sole discretion, deems appropriate, including, without limitation, the right to operate and grant others the right to operate UFood Outlets at "Non Traditional Sites" within and outside the Territory on any terms and conditions Franchisor deems appropriate. "Non Traditional Sites" are sites that generate customer traffic flow which is independent from the general customer traffic flow of the surrounding area, including, without limitation, military bases, shopping malls, airports, stadiums, industrial or office facilities, food courts, hotels, school campuses, train stations, travel plazas, toll roads, casinos, hospitals, and sports or entertainment venues.

(3) the right to develop and operate, and grant rights to others to develop and operate, other establishments under the Marks (other than UFood Outlets as provided in Section 2.B. above) or other trademarks or service marks, and on any terms and conditions that Franchisor deems appropriate, anywhere in the world (including within the Territory);

(4) the right to provide, and grant rights to others to provide, on any terms Franchisor deems appropriate, goods and services which are similar to, competitive with or complementary to those provided at UFood Outlets (including the Nutritional Products), whether identified by the Marks or other trademarks or service marks and wherever located or operating (whether within or outside the Territory), through any distribution channels, including retail stores, a Website, and catalog/mail order sales;

(5) the right to be acquired (in whole or in part and regardless of the form of transaction) by a business providing products and services similar or dissimilar to those provided at UFood Outlets, or by another business, even if such business operates, franchises and/or licenses Competitive Business within the Territory; and

(6) the right to acquire (in whole or in part and regardless of the form of transaction) one or more businesses providing products and services similar or dissimilar to those provided at UFood Outlets, and to franchise, license and create other arrangements of any type with respect to those businesses once acquired, wherever these businesses (or the franchisees or licensees of those businesses) are located or operating.

2.D. OWNERS' GUARANTY.

Franchisee shall cause all Persons who are Owners as of the Effective Date and who own fifteen percent (15%) or more of the Ownership Interests in Franchisee as of the Effective Date, and each of their spouses, to execute and deliver to Franchisor concurrently with this Agreement, and all Persons who become Owners thereafter, and their spouses, to execute and deliver to Franchisor promptly thereafter, the form of Guaranty and Assumption of Franchisee's Obligations ("Guaranty") attached hereto as Exhibit E and the Joinder of Owners at the end of this Agreement.

3.	SITE SELECTION, DEVELOPMENT AND OPENING OF THE OUTLET.

3.A. SITE SELECTION.

If the Site is not specified in Exhibit D as of the Effective Date, then within seventy (70) days after signing this Agreement, Franchisee shall submit to Franchisor a complete site approval request package and location feasibility analysis (a "Site Package") on Franchisor's specified forms, containing such demographic, commercial, economic, and other information, photographs and collateral material as Franchisor may require, for the site at which Franchisee proposes and intends in good faith to establish and operate the Outlet and which Franchisee reasonably believes to conform to certain minimum site selection criteria established by Franchisor from time to time. In approving or disapproving any proposed site, Franchisor may consider such matters as it deems material from time to time, which factors may (but are not required to) include demographic characteristics, traffic patterns, parking, visibility, allowed signage, the predominant character of the neighborhood, competition from other businesses providing similar products and services within the area, the nature of other businesses in proximity to the site, and other commercial characteristics (including the purchase price or rental obligations and other lease terms for the proposed site) and the size, appearance, and other physical characteristics of the proposed site.

Franchisor will approve or disapprove sites by delivery of written notice to Franchisee. Franchisee will use commercially reasonable efforts to deliver such notification within twenty (20) days after receipt by Franchisor of a complete Site Package and other materials requested by Franchisor, but Franchisor's failure to deliver such notification within such twenty (20) day period shall not be deemed an approval of the proposed site. Franchisor shall have the sole right to approve or disapprove a site, and Franchisee acknowledges and agrees that Franchisor shall have no liability therefor.

Franchisee acknowledges that Franchisor's approval of the Site and any information communicated to Franchisee regarding proposed sites are not a representation or warranty of any kind, express or implied, of the suitability of the Site for a UFood Outlet or any other purpose. Franchisor's approval indicates only that Franchisor believes that the particular site meets, or that Franchisor has waived, the general site criteria which Franchisor has established as of that time. Applying criteria that have appeared effective for other sites might not accurately reflect the potential for all sites, and, after Franchisor approves a site, demographic and/or other factors included in or excluded from Franchisor's site criteria could change, thereby altering a site's potential. The changeable nature of these criteria is beyond Franchisor's control, and Franchisor is not responsible for the failure of a site which it has approved to meet Franchisor's or Franchisee's expectations.

3.B. FINANCING PLAN.

Within twenty (20) days after the execution of this Agreement, Franchisee must submit a written plan for Franchisee's funding of the development and operation of the Outlet, which plan shall be reasonably acceptable to Franchisor and which shall include details of the sources and terms of such funding and such other information or documents required by Franchisor from time to time (the "Financing Plan"). Franchisee may not begin development of the Outlet until Franchisor has given its approval of such Financing Plan. Among other factors, Franchisor may consider Franchisee's debt/equity ratio and amount of indebtedness in reviewing such Financing Plan. Once a plan is approved by Franchisor, Franchisee must adopt it and adhere to it. Any proposed material deviation from or modifications to the originally-approved plan must be submitted to Franchisor for prior approval.

3.C. LEASE OF APPROVED SITES.

Franchisee shall obtain Franchisor's prior written approval of the Lease before Franchisee signs it (if Franchisee is not the fee simple owner of the Site and Outlet premises). After negotiating the Lease terms with the Site owner or lessor, and in any event within one hundred twenty (120)) days after the Effective Date, Franchisee shall present the ready-to-be-signed Lease to Franchisor for its review and approval. Franchisee shall ensure that such Lease includes such lease terms as Franchisor may require, including but not limited to:

(1) a provision reserving to Franchisor the right to receive an assignment of the Lease upon termination or expiration of this Agreement;

(2) a provision requiring the lessor to give to Franchisor all information Franchisor requests relating to the Outlet’s operation;

(3) a provision requiring the lessor concurrently to send to Franchisor a copy of any written notice of a Lease default sent to Franchisee and granting to Franchisor the right (but without any obligation) to cure any Lease default within fifteen (15) business days after the expiration of any applicable cure period (if Franchisee fails to do so);

(4) a provision evidencing Franchisee’s right to display the Marks in the manner that Franchisor requires (subject only to applicable law);

(5) a provision stating that the premises may be used only for the operation of the Outlet; and

(6) a provision stating that the Lease may not be materially amended without Franchisor’s prior written consent and that the lessor will deliver copies of such modifications to Franchisor both when any modifications are proposed and when any amendments are signed.

After receiving a copy of a proposed Lease in form for execution, Franchisor shall have the sole right to approve, approve with modifications or disapprove such proposed Lease, and Franchisee acknowledges and agrees that Franchisor shall have no liability therefor. Franchisor agrees to use commercially reasonable efforts to deliver such notification to Franchisee within ten (10) business days after receipt by Franchisor of the proposed Lease. Franchisee agrees that it will not execute a Lease without the prior written approval of Franchisor, and any such Lease shall contain the express condition precedent of Franchisor's prior written approval thereof.

Franchisee acknowledges that Franchisor's approval of the Lease is not a representation or warranty of any kind, express or implied, of the suitability of the Lease. Franchisor's approval indicates only that Franchisor believes that the Lease meets, or Franchisor has waived, the general criteria of acceptability that Franchisor has established as of that time.

Franchisee shall deliver to Franchisor a copy of the fully signed Lease as previously approved within fifteen (15) days after its full execution. Franchisee further agrees that it will not execute or agree to any modification of the Lease which would affect Franchisor's rights without the prior written approval of Franchisor. If Franchisee fails to obtain lawful possession of an approved site (through a signed and approved Lease) within sixty (60) days after delivery of Franchisor's approval of the site, Franchisor may withdraw approval of such site at any time thereafter.

3.D.	OUTLET DEVELOPMENT SPECIFICATIONS AND CONSTRUCTION PLANS.

Following Franchisor's approval of the Site and Lease Franchisor will furnish to Franchisee one or more sets of design plans for UFood Outlets developed by Franchisor or its Affiliates ("Sample Designs"). The Sample Designs are provided merely to provide guidance on the design and layout of other UFood Outlets. Franchisor makes no representation or warranty concerning the suitability of the Sample Designs for the Site.

Franchisor also will furnish to Franchisee specifications of Franchisor's requirements for decoration, layout, color scheme, image, Operating Assets, and the Trade Dress relating to the development of the Outlet (the "Development Specifications"). Franchisee acknowledges and agrees that the Development Specifications, which include Trade Dress, are an integral part of the System and that Franchisee will design and construct the Outlet in accordance with the Development Specifications. Franchisee will, at its sole expense, cause to be prepared and submit to Franchisor for approval the preliminary layout for the Outlet and detailed construction plans, specifications and space plans for the Outlet (the "Construction Plans") that comply with the Development Specifications and all applicable ordinances, building codes, permit requirements, and Lease requirements and restrictions. Franchisee shall make such changes to the Construction Plans that Franchisor specifies. Franchisee shall make no changes to the approved Construction Plans unless such changes are presented to and approved by Franchisor.

Despite Franchisor's providing the Sample Plans and Development Specifications, any changes and approval that Franchisor might provide for the Construction Plans, as between Franchisor (and its Affiliates) and Franchisee, Franchisee is solely responsible for complying with all laws, ordinances, rules and regulations relating directly or indirectly to the construction and development of the Outlet, including the Americans with Disabilities Act and other laws regarding public accommodations for persons with disabilities. Franchisee is solely responsible, as between Franchisor (and its Affiliates) and Franchisee, for any and all claims, liabilities, costs and damages relating to noncompliance or alleged noncompliance with any such laws, ordinances, rules and regulations, and Franchisee must promptly remedy, at its expense, any such noncompliance or alleged noncompliance.

3.E. DEVELOPMENT OF THE OUTLET.

Within two hundred forty (240) days after the Effective Date, Franchisee agrees at its expense to do or cause to be done (to the extent not already done) the following:

(1) secure all financing required to fully develop the Outlet in accordance with this Agreement;

(2) submit the Construction Plans (and any revisions thereto) and preliminary layout to Franchisor for approval;

(3) obtain all required zoning changes, planning consents, building, utility, sign, health, sanitation and business permits, licenses and approvals and any other required permits and licenses;

(4) construct all required improvements in compliance with the Development Specifications and Construction Plans approved by Franchisor;

(5) decorate and lay out the Outlet in compliance with the Development Specifications and other plans and specifications approved by Franchisor;

(6) (a) acquire the Computer System for the Outlet and acquire the right to use, for the entire term of this Agreement, the Specified Software in the manner specified by Franchisor; (b) arrange for any and all support services that may be necessary to enable the Computer System and Specified Software to operate as specified by Franchisor, whether from Franchisor, its Affiliate or a third party; and (c) take all other actions (including installation of electrical wiring and cabling, and temperature and humidity controls) that may be necessary to prepare the Outlet to enable the Computer System and Specified Software to operate as specified by Franchisor;

(7) purchase or lease and install (or have installed) all Operating Assets;

(8) purchase an adequate opening inventory of Proprietary Products, food and beverage inventory, ingredients, Nutritional Products and other products and supplies that Franchisor specifies for the development and operation of the Outlet;

(9) obtain all customary contractors' sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services; and

(10) open the Outlet for business and thereafter operate the Outlet on a regular and continuing basis for the term of this Agreement.

Franchisee shall provide Franchisor periodic updates on the schedule and progress for constructing, developing and opening the Outlet.

3.F. GENERAL MANAGER AND OTHER MANAGEMENT PERSONNEL.

At least sixty (60) days before the Outlet's anticipated Opening Date, Franchisee shall submit to Franchisor the identity and qualifications of the proposed general manager for the Outlet (the "General Manager") and the identity and qualifications of the proposed assistant general manager and kitchen manager, (the General Manager and the assistant manager are referred to collectively as the "Management Personnel"), including curriculum vitae, work history, experience, references, background verifications and other information that Franchisor reasonably requests on all Management Personnel. Franchisee shall be solely responsible for the hiring, firing and personnel decisions, and the terms and conditions of employment, relating to the Management Personnel and all other Outlet personnel.

3.G. OPERATING ASSETS.

Franchisee agrees to use in the development and operation of the Outlet only those brands, types, makes and/or models of Operating Assets which meet Franchisor's standards and specifications. If Franchisor requires, Franchisee must purchase approved brands, types, makes and/or models of Operating Assets only from suppliers designated or approved by Franchisor, which may include or be limited to Franchisor and/or its Affiliates.

3.H. COMPUTER SYSTEM.

Franchisee agrees to use in the development and operation of the Outlet only those brands, types, makes and/or models of communications systems, hardware and peripheral equipment for the Computer System, and Specified Software which Franchisor has from time to time specified or required. Franchisor may periodically modify specifications for and components of the Computer System and Specified Software during the term of this Agreement. These requirements and modifications, and/or other technological developments or events, may require Franchisee to purchase, lease and/or license new or modified equipment, hardware and/or software and to obtain service and support for the Computer System and Specified Software. Although Franchisor cannot estimate the future costs of the Computer System and Specified Software, Franchisee agrees to incur the costs of obtaining the equipment, hardware and software (or additions or modifications) and required service or support. Franchisor has no obligation to reimburse Franchisee for any costs relating thereto. Within sixty (60) days after receiving notice from Franchisor, Franchisee agrees to obtain the new or modified components of the Computer System or Specified Software, as applicable, that Franchisor designates and ensure that it, as modified, is functioning properly.

Franchisor may charge Franchisee reasonable fees if Franchisor develops or has developed (and, once developed, for supporting, modifying and enhancing) proprietary software or other technology that Franchisor licenses to Franchisee, products, services and support relating to the Computer System maintenance and support services that Franchisor or its Affiliates provide to Franchisee. Franchisee agrees to sign any software license agreement or similar document that Franchisor or its Affiliates prescribe to regulate Franchisee's use of, and Franchisor's and Franchisee's respective rights and responsibilities with respect to, any software, other technology or maintenance or support services that Franchisor or its Affiliates periodically provide.

Notwithstanding the fact that Franchisee must buy, use and maintain the Computer System and Specified Software under Franchisor's standards and specifications, and notwithstanding any software, other technology or maintenance or support services that Franchisor or its Affiliates might periodically provide to Franchisee, Franchisee will have sole and complete responsibility for: (1) the acquisition, operation, maintenance and upgrading of the Computer System and Specified Software; (2) the manner in which Franchisee's Computer System interfaces with Franchisor's equipment and that of third parties; and (3) any and all consequences that may arise if the Computer System is not properly operated, maintained and upgraded or if the Computer System fails to operate on a continuous basis or as expected by Franchisor or Franchisee.

3.I. OUTLET OPENING.

Franchisee agrees not to open the Outlet for business until:

(1) Franchisor notifies Franchisee in writing that all of Franchisee's pre-opening obligations under this Agreement have been fulfilled;

(2) pre-opening training of the General Manager and the assistant manager (and, if applicable, the Managing Owner) has been completed to Franchisor's satisfaction;

(3) all amounts then due to Franchisor and its Affiliates have been paid and all required Guaranties and other agreements are executed and delivered to Franchisor; and

(4) Franchisor has been furnished with copies of all insurance policies required pursuant to this Agreement, or such other evidence of insurance coverage and payment of premiums as Franchisor requests.

Franchisee agrees to comply with these conditions and to be prepared to open the Outlet for business within the appropriate time period specified in Section 3.E. above. Franchisor's determination that Franchisee has met all of Franchisor's pre-opening requirements shall not constitute a waiver of non-compliance by Franchisee or of Franchisor's right to demand full compliance with such requirements. Franchisee further agrees to open the Outlet for business and commence conduct of business at the Outlet pursuant to this Agreement within five (5) days after Franchisor gives notice to Franchisee stating that the Outlet is ready for opening.

3.J. GRAND OPENING MARKETING PROGRAM.

Unless there is an operating UFood Outlet at the Site being purchased by Franchisee, Franchisee shall conduct a grand opening advertising, marketing and promotional program for the Outlet to commence approximately 30 days after the opening of the Outlet during the period commencing no less than seven (7) days prior to, and ending seven (7) days after, to last for approximately two weeks, and to expend no less than Fifteen Thousand Dollars ($15,000) on such advertising, marketing and promotion during such period. Such program shall:

(1) be in addition to advertising, marketing and promotion conducted pursuant to Section 10 of this Agreement and shall not count towards the Local Marketing Spending Requirement;

(2) utilize only those advertising, marketing and public relations programs, firms, media and materials approved by Franchisor; and

(3) be conducted in accordance with Franchisor's specifications and standards and pursuant to a grand opening plan which Franchisee shall prepare and submit to Franchisor for approval at least twenty-one (21) days prior to the Outlet's Opening Date. If Franchisee does not prepare a grand opening program and obtain Franchisor's approval of such plan, Franchisor may (but need not) prepare and execute the grand opening plan for the Outlet at Franchisee's expense.

3.K. RELOCATION OF THE OUTLET.

If the Lease expires or terminates without fault of Franchisee, if the Site is destroyed, condemned or otherwise rendered unusable as a UFood Outlet in accordance with this Agreement, or if, in the judgment of Franchisor and Franchisee, there is a change in the character of the location of the Site sufficiently detrimental to its business potential to warrant the Outlet's relocation, Franchisor will not unreasonably withhold permission for relocation of the Outlet to a site within the Territory which meets Franchisor's then current site criteria. Any such relocation shall be at Franchisee's sole expense. Franchisee shall seek and obtain Franchisor's approval of the replacement site and lease pursuant to Franchisor's then current site approval process, and the Outlet shall re-open at the replacement site as soon as reasonably practicable but in no event more than one hundred eighty (180) days after the closing of the original location. Franchisee shall not relocate the Outlet except pursuant to this Subsection.

4.	TRAINING AND GUIDANCE.

4.A. TRAINING.

Prior to the commencement of the operation of the Outlet, the Management Personnel must attend and complete to Franchisor's satisfaction Franchisor's initial management training program in the operation of a UFood Outlet. Each Outlet must have a minimum of one General Manager, one assistant manager and one kitchen manager, all of whom must be certified by Franchisor as having successfully completed initial management training. If the Outlet is the first UFood Outlet operated by Franchisee, the Managing Owner must also complete the initial management training program to Franchisor’s satisfaction.

If Franchisee wishes to have additional personnel attend initial training, Franchisee shall require Franchisor's consent and Franchisor may impose a charge for each additional person. Such initial training program may include classroom training, instruction at designated facilities and/or hands-on training in an operating UFood Outlet. The Management Personnel (and, if applicable, the Managing Owner) must complete all required initial training to Franchisor's satisfaction at least three (3) weeks before the Opening Date.

Franchisor may, as it deems necessary, require any or all of the Management Personnel or other supervisory employees at the Outlet to attend or participate in updated, additional or refresher training programs or conferences during the term of this Agreement, which might be administered via the Computer System. Franchisee shall pay Franchisor's reasonable fees for these programs. Franchisor also may charge for updated, additional or refresher training materials supplied to Franchisee or its personnel.

In the event that the General Manager ceases to hold such position at the Outlet, Franchisee shall have thirty (30) days in which to appoint a replacement General Manager, who is subject to Franchisor's approval pursuant to Section 3.F. above and must attend and complete to Franchisor's satisfaction the initial management training program that Franchisor designates promptly after appointment. Franchisee must pay Franchisor's reasonable fees for training substitute or replacement managers. If Franchisor determines that the General Manager has failed to satisfactorily complete the initial management training program or any additional or refresher training program, Franchisee shall immediately hire a replacement General Manager and promptly arrange for such person to complete the initial management training program that Franchisor designates to the satisfaction of Franchisor.

Franchisee shall be responsible for the travel, living and other expenses (including local transportation expenses) and compensation of the Management Personnel and any other agents or employees of Franchisee incurred in connection with attendance at training programs or conferences or work at UFood Outlets that is part of their training.

Franchisee will cooperate with other franchisees of Franchisor and Franchisor's Affiliates by making available to such other franchisees, at the request of Franchisor, such facilities at the Outlet for the staff of such other franchisees to gain experience in the operation and management of UFood Outlets, all as Franchisor may reasonably require, provided that any out-of-pocket expense incurred by Franchisee as a result of so doing shall be borne by such other franchisee, and provided that such cooperation does not unreasonably interfere with the proper operation of the Outlet.

4.B. PRE-OPENING TRAINING AT THE OUTLET.

Franchisor will place (as Franchisor shall consider necessary or desirable) staff of Franchisor or its Affiliate in the Outlet for a period of five days before and five days after the Opening Date as Franchisor shall, in its sole discretion, consider necessary to help establish the proper operation of the Outlet in accordance with this Agreement and the Manuals, provided that if Franchisor determines that Franchisee needs such opening assistance for more than ten (10) days, Franchisee shall pay Franchisor for such assistance at Franchisor's then current per diem rates. Franchisor will pay salaries, taxes, benefits and per diem for Franchisor’s opening trainers for up to 10 days. Franchisee shall pay for Franchisor’s trainers’ travel, hotel accommodations, and ground transportation.

Franchisee will cooperate fully, and require that its staff cooperate fully, with the personnel of Franchisor or its Affiliate in providing such assistance.

4.C. ONGOING GUIDANCE AND ASSISTANCE.

Franchisor shall from time to time furnish reasonable guidance to Franchisee with respect to:

(1) methods, specifications, standards and operating procedures utilized by UFood Outlets and any modifications thereof;

(2) purchasing and leasing required or recommended Operating Assets, Nutritional Products, Proprietary Products, food and beverage inventory, ingredients, supplies and other materials;

(3) development and implementation of local advertising, marketing and promotional programs;

(4) general operating and management procedures of UFood Outlets;

(5) establishing and conducting employee training programs at the Outlet; and

(6) administrative, bookkeeping and accounting procedures for UFood Outlets.

Such guidance shall, in the discretion of Franchisor, be furnished in the form of the Manuals, bulletins, Franchisor's intranet, written materials, reports and recommendations, other materials and intangibles, refresher training programs and/or telephonic consultations or consultations at the offices of Franchisor or at the Outlet. If Franchisee requests that Franchisor provide special or additional guidance or training of Franchisee or Outlet personnel or other assistance in operating the Outlet, and Franchisor agrees, then Franchisee shall pay Franchisor's then applicable charges, including Franchisor's per diem charges and travel and living expenses for Franchisor personnel.

If Franchisor determines that Franchisee’s operations at the Outlet are not in compliance with System Standards, Franchisor may require that Franchisee’s personnel obtain additional guidance, re-training or other assistance from Franchisor at the expense of Franchisee, to include but not be limited to Franchisor’s then current per diem charges and travel and living expenses for Franchisor’s personnel.

4.D. MANUALS.

Franchisor shall loan to Franchisee, for its sole use, one (1) set of the Manuals, as they may be modified, added to, replaced or supplemented by Franchisor from time to time, whether by way of supplements, replacement pages, franchise bulletins, or other official pronouncements or means. Franchisor may modify the Manuals from time to time to reflect changes in the System Standards Franchisee shall keep its copy of the Manuals current by immediately inserting all modified pages or materials furnished by Franchisor. If Franchisee's copy of the Manuals is lost or stolen, Franchisee shall obtain a replacement copy at Franchisor's then applicable charge. Franchisee must promptly communicate all changes to the Manuals to its employees. In the event of a dispute about the contents of the Manuals, the master copies maintained by Franchisor at its principal office shall control. Franchisee acknowledges that the Manuals are part of the Confidential Information and will be used and protected accordingly.

At Franchisor's option, Franchisor may post the Manuals on an intranet or a restricted Website to which Franchisee and certain employees of Franchisee designated by Franchisor will have access. If Franchisor does so, Franchisee and such employees must sign the agreement(s) that Franchisor periodically specifies pertaining to the use of such intranet or Website and must monitor the Website for any updates to the Manuals or System Standards. Any passwords or other digital identifications necessary to access the Manuals on such an intranet or Website are part of Confidential Information and will be used and protected accordingly.

4.E. DELEGATION BY FRANCHISOR.

Franchisee agrees that Franchisor shall have the right, from time to time, to delegate the performance of any portion or all of its obligations and duties under this Agreement to designees, whether they are Affiliates of Franchisor, agents of Franchisor or independent contractors with which Franchisor has contracted to provide such services.

5.	MARKS.

5.A. OWNERSHIP AND GOODWILL OF MARKS.

Franchisee's right to use the Marks is derived only from this Agreement and is limited to Franchisee's operating the Outlet according to this Agreement and all System Standards Franchisor prescribes during its term. Franchisee's unauthorized use of the Marks is a breach of this Agreement and infringes Franchisor's rights in the Marks. Franchisee acknowledges and agrees that its use of the Marks and any goodwill established by that use are exclusively for Franchisor's benefit and that this Agreement does not confer any goodwill or other interest in the Marks upon Franchisee (other than the right to operate the Outlet under this Agreement). All provisions of this Agreement relating to the Marks apply to any additional proprietary trade and service marks Franchisor authorizes Franchisee to use. Franchisee may not at any time during or after this Agreement's term contest or assist any other Person in contesting the validity, or Franchisor's ownership, of the Marks.

5.B. LIMITATIONS ON FRANCHISEE'S USE OF MARKS.

Franchisee agrees to use the Marks as the Outlet's sole identification, except that Franchisee agrees to identify itself as the Outlet's independent owner in the manner Franchisor prescribes. Franchisee may not use any Mark (1) as part of any corporate or legal business name, (2) with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos Franchisor has licensed to Franchisee pursuant to this Agreement), (3) in selling any unauthorized services or products, (4) as part of any domain name, homepage, electronic address, or otherwise in connection with a Website, or (5) in any other manner that Franchisor has not expressly authorized in writing.

Franchisee agrees not to use any Mark in advertising the transfer, sale, or other disposition of the Outlet or an ownership interest in Franchisee without Franchisor's prior written consent, which will not be unreasonably withheld. Franchisee agrees to display the Marks prominently as Franchisor prescribes at the Outlet and on forms, advertising, supplies, and other materials Franchisor designates. Franchisee agrees to give the notices of trade and service mark registrations that Franchisor specifies and to obtain any fictitious or assumed name registrations required under applicable law.

5.C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.

Franchisee agrees to notify Franchisor immediately of any apparent infringement or challenge to Franchisee's use of any Mark, or of any Person's claim of any rights in any Mark, and not to communicate with any Person other than Franchisor, its attorneys, and Franchisee's attorneys, regarding any infringement, challenge, or claim. Franchisor may take the action deemed appropriate (including no action) and control exclusively any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising from any infringement, challenge, or claim or otherwise concerning any Mark. Franchisee agrees to sign any documents and take any other reasonable action that, in Franchisor's judgment or in the opinion of its attorneys, are necessary or advisable to protect and maintain its interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain its interests in the Marks. Franchisor will reimburse Franchisee for the costs of taking any action that Franchisor has asked Franchisee to take.

5.D. MODIFICATION AND DISCONTINUANCE OF MARKS.

Franchisor shall have the right to determine, in its sole discretion, whether at any time it is advisable to modify or discontinue using any Mark and/or to use one or more additional or substitute trade or service marks. Franchisee agrees to comply with Franchisor's directions within a reasonable time after receiving notice. Franchisor need not reimburse Franchisee for its direct expenses of changing the Outlet's signs, for any loss of revenue due to any modified or discontinued Mark, or for the expenses of promoting a modified or substitute trademark or service mark.

Franchisor's rights in this Section 5.D. apply to any and all of the Marks (and any portion of any Mark) that it authorizes Franchisee to use in this Agreement. Franchisor may exercise these rights at any time and for any reason, business or otherwise, that it thinks best. Franchisee acknowledges both Franchisor's right to take this action and its obligation to comply with its directions.

5.E. INDEMNIFICATION FOR USE OF MARKS.

Franchisor agrees to reimburse Franchisee for all damages and expenses that Franchisee incurs in any trademark infringement proceeding disputing Franchisee's authorized use of any Mark under this Agreement if Franchisee has timely notified Franchisor of, and complies with Franchisor's directions in responding to, the proceeding. At Franchisor's option, it may defend and control the defense of any proceeding arising from Franchisee's use of any Mark under this Agreement.

6.	CONFIDENTIAL INFORMATION AND INNOVATIONS.

6.A. CONFIDENTIAL INFORMATION.

Franchisor and its Affiliates, as applicable, possess and may further develop and acquire certain confidential and proprietary information and trade secrets relating to the System or the development or operation of UFood Outlets, including the following categories of information, methods, techniques, procedures and knowledge developed or to be developed by Franchisor, its consultants or contractors, its Affiliates or its designees, and/or franchisees and developers (the "Confidential Information"):

(1) site selection criteria;

(2) recipes and related information concerning Proprietary Products and other items offered for sale by UFood Outlets;

(3) System Standards and other methods, techniques, requirements, equipment, recipes, specifications (including Development Specifications), standards, policies, procedures, information, concepts and systems relating to, and knowledge of and experience in, the development, operation and franchising of UFood Outlets;

(4) marketing research and advertising, marketing and promotional programs for UFood Outlets;

(5) knowledge concerning the logic, structure and operation of Computer System components and Specified Software, and all additions, modifications and enhancements thereof, all data generated from use of the Computer System and Specified Software, and the logic, structure and operation of the database file structures containing such data and all additions, modifications and enhancements thereof;

(6) specifications for and knowledge of suppliers of Proprietary Products, Nutritional Products, certain Operating Assets, and other products and supplies used at or sold from UFood Outlets;

(7) information concerning customers, customer lists, operating results, financial performance and other financial data of UFood Outlets (other than operating results, financial performance and other financial data of the Outlet);

(8) the Manuals;

(9) employee selection procedures, training and staffing levels; and

(10) the terms and conditions of this Agreement and the Development Agreement.

Franchisor will disclose to Franchisee such parts of the Confidential Information as Franchisor deems necessary or advisable from time to time for the development and operation of the Outlet, both during training and in guidance and assistance furnished to Franchisee during the term of this Agreement, and Franchisee may learn or otherwise obtain additional Confidential Information from Franchisor, its Affiliates, its franchisees, its developers and others during the term of this Agreement. Franchisee acknowledges and agrees that neither Franchisee nor any agent, representative or contractor of Franchisee will acquire any interest in or right to use the Confidential Information, other than Franchisee's right to utilize certain Confidential Information in the development and operation of the Outlet pursuant to this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with Franchisor and other UFood Outlet developers and franchisees. Franchisee agrees to disclose the Confidential Information to its Owners and to employees of the Outlet only to the extent reasonably necessary for the operation of the Outlet and only if such individuals have agreed to maintain such information in confidence in an agreement enforceable by Franchisor.

Franchisee acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of Franchisor, is proprietary, includes trade secrets of Franchisor, and is disclosed to Franchisee solely on the condition that Franchisee, its Owners and its employees who have access to the Confidential Information agree, and Franchisee (on its and their behalf) does hereby agree, that, during and after the term of this Agreement, Franchisee, its Owners and such employees:

(a) will not use the Confidential Information in any other business or capacity;

(b) will maintain the absolute secrecy and confidentiality of the Confidential Information;

(c) will not make unauthorized copies of any portion of the Confidential Information disclosed via electronic medium or in written or other tangible form; and

(d) will adopt and implement all reasonable procedures prescribed from time to time by Franchisor to prevent unauthorized use or disclosure of or access to the Confidential Information, including requiring its employees who will have access to such information to execute a non-competition and confidentiality agreement in the form attached hereto as Exhibit F (the “Confidentiality and Non-Competition Agreement”). Franchisee shall provide Franchisor, at its request, executed originals of each such Confidentiality and Non-Competition Agreement.

Notwithstanding anything to the contrary contained in this Agreement and provided Franchisee shall have obtained Franchisor's prior written consent, the restrictions on Franchisee's, its Owners' and its employees' disclosure and use of the Confidential Information shall not apply to the following:

(i) information, methods, procedures, techniques and knowledge which are or become generally known throughout the restaurant industry or the nutritional supplement industry, other than through disclosure (whether deliberate or inadvertent) by Franchisee or any other party having an obligation of confidentiality to Franchisor; and

(ii) the disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Franchisee is legally compelled to disclose such information, provided Franchisee has notified Franchisor prior to disclosure and shall have used its best efforts to obtain, and shall have afforded Franchisor the opportunity to obtain, an appropriate protective order or other assurance satisfactory to Franchisor of confidential treatment for the information required to be so disclosed.

6.B. INNOVATIONS.

Franchisee agrees to disclose to Franchisor all ideas, concepts, methods, techniques and products conceived or developed by Franchisee and/or its Affiliates, Owners, agents, representatives, contractors and employees during the term of this Agreement relating to the development or operation of UFood Outlets. Franchisee hereby grants to Franchisor, and agrees to procure from such other Persons, a perpetual, non-exclusive, and worldwide right to use, sublicense the use of, and commercialize in any way any such ideas, concepts, methods, techniques and products in all businesses operated by Franchisor or its Affiliates, developers, franchisees and designees. Franchisor shall have no obligation to make any lump sum or other payments to Franchisee or any other Person with respect to any such ideas, concepts, methods, techniques or products. Franchisee will not use, nor will it allow any other Person to use, any such idea, concept, method, technique or product, whether in connection with the Outlet or otherwise, without obtaining Franchisor's prior written approval. Franchisee agrees to sign and deliver such instruments and documents, provide such assistance and perform such other acts as Franchisor shall designate in order for Franchisor or its designee to obtain intellectual property rights or to obtain exclusive ownership rights in such ideas, concepts, methods, techniques and products.

7.	EXCLUSIVE RELATIONSHIP.

Franchisee acknowledges and agrees that Franchisor would be unable to protect the Confidential Information against unauthorized use or disclosure, and would be unable to encourage a free exchange of ideas and information among franchisees and developers of UFood Outlets, if franchisees, developers and their Owners (and members of their respective Immediate Families) were permitted to engage in, hold interests in or perform services for Competitive Businesses. Franchisee further acknowledges and agrees that the restrictions contained in this Section 7 will not hinder its activities or the activities of its Owners (or members of their respective Immediate Families) under this Agreement or in general. Franchisor has entered into this Agreement with Franchisee on the express condition that, with respect to restaurants featuring food items and/or beverages that are marketed as low-fat, low-carbohydrate or low-calorie food and retail businesses featuring the sale of nutritional products or similar businesses, Franchisee and its Owners and members of their respective Immediate Families will deal exclusively with Franchisor. Franchisee therefore agrees that, during the term of this Agreement, neither Franchisee nor any Owner of Franchisee, nor any member of the Immediate Family of Franchisee or of any Owner, shall directly or indirectly:

(a) have any controlling or non-controlling interest as a record or beneficial owner in any Competitive Business, wherever located or operating, provided that this restriction shall not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than one-half percent (0.5%) of the number of shares of that class of securities issued and outstanding;

(b) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business, wherever located or operating;

(c) directly or indirectly loan any money or other thing of value to, guarantee any loan to, lease any personal or real property to, or permit the use of its name in connection with, any Competitive Business or any owner, director, officer, manager, employee or agent of any Competitive Business, wherever located or operating;

(d) divert or attempt to divert any actual or potential business or customers of the Outlet or any other UFood Outlet to any Competitive Business; or

(e) employ or seek to employ any individual who is employed by Franchisor, an Affiliate of Franchisor or any other developer or franchisee of a UFood Outlet, or otherwise directly or indirectly induce any such individual to leave said employment, without the prior written consent of such individual's employer.

Furthermore, if Franchisee is a corporation, limited liability company, partnership or other business entity, it will not engage in any business or other activity, directly or indirectly, other than the development and operation of the Outlet and other UFood Outlets developed and operated pursuant to other agreements with Franchisor.

Franchisee acknowledges and agrees that the failure of any Person restricted pursuant to this Section to comply with the restrictions of this Section (regardless of whether that Person actually has executed this Agreement, a Guarantee or a confidentiality or non-competition agreement) shall constitute a breach of this Agreement by Franchisee. Without limiting the foregoing, and in addition to any remedies Franchisor may have under this Agreement, if Franchisee or any Affiliate of Franchisee should hire an individual who, at the time of such hiring, is employed by Franchisor or one of its Affiliates and whose duties include training, Franchisee shall promptly pay to Franchisor as liquidated damages an amount equal to the then current annual salary of the individual as reflected in the personnel records of Franchisor or its Affiliate, as applicable. Franchisee acknowledges and agrees that Franchisor makes a substantial investment in its training personnel and that the aforementioned liquidated damages are a reasonable estimate of the actual damages which would be incurred by Franchisor or its Affiliate.

8.	FEES.

8.A. INITIAL FRANCHISE FEE.

Franchisee agrees to pay to Franchisor upon execution of this Agreement an initial franchise fee set forth in Exhibit D hereto (the "Initial Franchise Fee"). The Initial Franchise Fee shall be fully earned by Franchisor upon the earlier of payment thereof or execution of this Agreement. The Initial Franchise Fee is non-refundable in whole or in part and is paid to compensate Franchisor for various services provided to Franchisee prior to the opening of the Outlet, including providing initial training and inspecting the Outlet prior to opening. The Initial Franchise Fee is not compensation for the use of the Marks or the Copyrighted Works.

8.B. ROYALTY FEE.

Franchisee shall pay to Franchisor a continuing royalty fee (the "Royalty Fee") in an amount equal to: (1) five percent (5%) of the Outlet's F&B Gross Receipts; plus (2) five percent (5%) of the Outlet's Nutritional Products Gross Receipts. The Royalty Fee shall be payable to Franchisor on or before Tuesday of each week based on the Outlet's F&B Gross Receipts and Nutritional Products Gross Receipts for the weeks ending on the immediately preceding Sunday. Franchisor, upon written notice to Franchisee, shall have the right to change the timing of Franchisee's payments of Royalty Fees and Systemwide Advertising Fund contributions (as defined below) due under this Agreement. Franchisee shall not subordinate to any other obligation its obligation to pay the Royalty Fee or any other fee or charge hereunder.

8.C. DEFINITIONS.

As used in this Agreement, the term "Gross Receipts" shall mean and include all receipts generated directly or indirectly as a result of the operation of the Outlet, or otherwise resulting from or attributable to the rights granted herein to Franchisee, whether arising from sales of food and beverage items, Nutritional Products, Catering Service, Delivery Service or other goods or services sold on or from the Outlet, or otherwise, and shall include the following:

(1) the retail price of all food, beverage, Nutritional Products and approved gift certificates, gift cards and stored value cards sold by Franchisee. For all purposes of this Agreement, items sold at a discount implemented by Franchisee in good faith and consistent with sound business practices shall be valued at the discounted retail value thereof.

(2) All charges for services rendered in connection with the operation of the Outlet (e.g., cover charges, service charges, customer gratuities, etc.).

(3) All credit transactions of whatever nature carried out during the week in question shall be recorded as a closed transaction when the transaction is effected (i.e., at point of sale).

Notwithstanding the foregoing, the following, and only the following, receipts shall be excluded from the term "Gross Receipts":

(a) sales taxes imposed by governmental authorities upon operations of the Outlet, charged to Outlet patrons, and actually paid to such governmental authorities by Franchisee; and

(b) the retail price of food, beverage and Nutritional Products sold which are paid for using approved gift certificates, gift cards or stored value cards.

"F&B Gross Receipts" shall mean only those Gross Receipts generated from the sale of food and beverage items to Outlet patrons for consumption. "Nutritional Products Gross Receipts" shall mean and include all Gross Receipts that are not specifically designated as F&B Gross Receipts.

8.D. INTEREST ON LATE PAYMENTS.

All fees and other amounts which Franchisee owes to Franchisor or its Affiliates shall bear interest after due date for the number of days which such payment is overdue at a rate equal to the lesser of: (1) eighteen percent (18%) per annum; or (2) the highest legal rate permitted by applicable law. Franchisee acknowledges that this Subsection shall not constitute Franchisor's agreement to accept such payments after they are due or a commitment by Franchisor to extend credit to, or otherwise finance, Franchisee's operation of the Outlet. Further, Franchisee acknowledges that failure to pay all such amounts when due shall, notwithstanding the provisions of this Subsection, constitute grounds for termination of this Agreement, as provided in this Agreement.

8.E. APPLICATION OF PAYMENTS.

Notwithstanding any designation by Franchisee, Franchisor may apply any payments received from Franchisee, or any indebtedness of Franchisor or any of its Affiliates to Franchisee, to any past due indebtedness, of whatever nature, of Franchisee to Franchisor or its Affiliates.

8.F. ELECTRONIC FUNDS TRANSFER.

Franchisee agrees to remit fees and other amounts due to Franchisor hereunder via electronic funds transfer or other means as Franchisor may specify from time to time. If Franchisor notifies Franchisee to use such payment method, Franchisee agrees to comply with procedures specified by Franchisor and to perform such acts and deliver and execute such documents, including authorization for direct debits from Franchisee's business bank operating account, as may be necessary to assist in or accomplish payment by such method. Under this procedure Franchisee shall authorize Franchisor to initiate debit entries and/or credit correction entries to a designated checking or savings account for payments of fees and other amounts payable to Franchisor and its Affiliates and any interest charges due thereon. Franchisee shall make the funds available to Franchisor for withdrawal by electronic transfer no later than the due date for payment therefor. If Franchisee has not timely reported the Outlet's Gross Receipts to Franchisor for any reporting period, then Franchisor shall be authorized, at Franchisor's option, to debit Franchisee's account in an amount equal to (a) the fees transferred from Franchisee's account for the last reporting period for which a report of the Outlet's Gross Receipts was provided to Franchisor as required hereunder or (b) the amount due based on information retrieved from the Computer System.

9.	OUTLET IMAGE AND OPERATION.

9.A. CONDITION AND APPEARANCE OF THE OUTLET.

Franchisee agrees that, during the term of this Agreement:

(1) neither the Outlet nor the Site will be used for any purpose other than the operation of a UFood Outlet in full compliance with this Agreement and all System Standards;

(2) Franchisee will maintain the condition and appearance of the Site, the Outlet and its Operating Assets in accordance with the specifications and standards of Franchisor and consistent with the image of a UFood Outlet as a first-class business;

(3) Franchisee will perform such maintenance (including maintenance procedures and routines which Franchisor prescribes from time to time) with respect to the Operating Assets, the Outlet and the Site as may be required or directed by Franchisor from time to time to maintain such condition, appearance, and efficient operation, including: (a) continuous and thorough cleaning and sanitation of the interior and exterior of the Outlet; (b) thorough repainting and redecorating of the interior and exterior of the Outlet and/or the Site at reasonable intervals; (c) interior and exterior repair of the Outlet and/or the Site; and (d) repair or replacement of damaged, worn out or obsolete Operating Assets.

(4) Franchisee will not make any material alterations to the Site, or to the appearance of the Outlet as originally developed, without the prior approval of Franchisor;

(5) Franchisee will place or display at the Outlet (interior and exterior) only such signs, emblems, lettering, logos, and display and advertising materials that are from time to time approved by Franchisor; and

(6) Subject to approval by Franchisor of the plans, layouts, designs and contractor, upon Franchisor's request made not more than once during the initial term of this Agreement, Franchisee will substantially remodel, expand, redecorate, re-equip and refurnish the Site, the Outlet and/or those Operating Assets specified by Franchisor to reflect changes in the appearance and operation of UFood Outlets prescribed by Franchisor and required of new franchisees. Franchisor shall not make such a request of Franchisee during the first five (5) years of the term of this Agreement. Franchisee acknowledges that its obligations under this Subparagraph 9.A.(6) could result in its making extensive structural changes to, and significantly remodeling and renovating, the Site and the Outlet, and/or in Franchisee's spending substantial amounts for new Operating Assets, and Franchisee agrees to incur any capital and other expenditures required in order to comply with such obligations, even if such expenditures cannot be amortized over the remaining term of this Agreement. The limitations set forth in this Subparagraph 9.A.(6) shall not apply to changes in the Computer System and Specified Software (which are addressed in Section 3.H.)

In addition to any other remedies available to Franchisor, if Franchisee does not maintain the condition and appearance of the Operating Assets, Site and Outlet as herein required, Franchisor may, upon not less than ten (10) days' written notice (or, in cases of health or sanitation hazards or other public endangerment, as determined by Franchisor, immediately on oral or written notice) to Franchisee: (i) arrange for the necessary cleaning or sanitation, repair, remodeling, upgrading, painting or decorating; or (ii) replace, as necessary, Operating Assets and/or other equipment. Franchisee shall pay the entire cost thereof on or before the fifth (5th) day following the receipt of a bill for such work from Franchisor.

9.B. OUTLET PRODUCTS AND SERVICES.

Franchisee agrees that it shall:

(1) offer for sale and sell at and from the Outlet all products (including Nutritional Products and food and beverage items prepared in accordance with Franchisor's specifications) and services that Franchisor specifies from time to time;

(2) not offer for sale, sell, give away or otherwise distribute, whether at the Outlet, the Site or any other location, any products or services that Franchisor has not authorized;

(3) discontinue offering for sale, selling, giving away or otherwise distributing any products or services that Franchisor at any time disapproves in writing; and

(4) not permit any vending equipment or gaming machinery of any kind or nature in the Outlet or on the Site, except with the prior written approval of Franchisor in each instance.

Franchisee acknowledges and agrees that its provision of high quality products and services is essential to the proper functioning and goodwill of the System and, therefore, that Franchisee shall provide all products and services that Franchisor periodically authorizes in accordance with the System Standards. Franchisee also acknowledges and agrees that if Franchisor requires the Outlet to offer new or substitute products or services not currently offered at UFood Outlets, Franchisee agrees to offer such services and/or products in compliance with the System Standards and to diligently pursue obtaining any permits and taking such actions (including acquiring Operating Assets, supplies and materials) required to offer such products and/or services.

9.C. CATERING SERVICE AND DELIVERY SERVICE.

Franchisee shall have the right to provide Catering Service and/or Delivery Service from the Outlet, provided that Franchisee complies with the terms and conditions of this Agreement and all System Standards applicable thereto, and provided that Franchisee shall pay the Royalty Fee on all Gross Receipts generated from offering Catering Service or Delivery Service. Furthermore, Franchisor shall have the right to require Franchisee to offer Catering Service, but not Delivery Service. Franchisee shall provide Franchisor at least ninety (90) days' written notice of its election to provide Catering Service and/or Delivery Service. Franchisee shall not establish another outlet or property (other than the Site) for use in connection with Catering Service or Delivery Service.

Franchisee may determine the geographic area within which it will offer Catering Service or Delivery Service, provided that (1) Franchisee must ensure that its customers receive at all times high quality food and beverage products prepared and maintained in accordance with Franchisor's specifications, and (2) Franchisee shall not provide Catering Service or Delivery Service to any location within the contract territory of another franchisee of UFood Outlets.

Franchisee shall:

(a) require all catering and delivery drivers to strictly comply with all regulations, laws and ordinances applicable to the operation of motor vehicles and use due care, taking into consideration road conditions, when performing Catering Services and Delivery Services;

(b) require all catering and delivery drivers to maintain adequate motor vehicle liability insurance in the amounts specified by Franchisor from time to time that complies with all applicable laws and regulations and that extends to the operation of a motor vehicle for use for commercial delivery;

(c) maintain or cause drivers to maintain all catering and delivery vehicles in good and safe operating condition in full compliance with all applicable laws and regulations and containing the signs or other markings that Franchisor periodically specifies;

(d) conduct initial and periodic (at least once every six (6) months) driving record checks on all catering and delivery drivers;

(e) require all catering and delivery drivers to possess and maintain valid drivers licenses and driving records free of disqualifying violations;

(f) where appropriate under Franchisor's specifications and standards as in effect from time to time, prohibit any catering or delivery driver who does not conform to Franchisee's standards and specifications for Catering Service or Delivery Service (as applicable) from providing or assisting in the provision of such services; and

(g) obtain and maintain all licenses, permits and other governmental approvals necessary or advisable for the provision of Catering Services and/or Delivery Services, and conduct such Catering Services and/or Delivery Services in a manner which complies with all sanitary, safety and food preparation and holding period standards.

Franchisee shall maintain the condition and appearance of, and perform maintenance with respect to, vehicles, furniture, fixtures and equipment used in connection with the provision of Catering Services and/or Delivery Services in accordance with Franchisor's standards, specifications and procedures, and consistent with the image of UFood Outlets as first class, clean, sanitary, attractive and efficiently-operated food service businesses.

If Franchisee fails to comply with any provision of this Agreement, including any System Standard, pertaining to Catering Service or Delivery Service, then in addition to any other rights and remedies that Franchisor might have (including the right to terminate this Agreement pursuant to Section 15, if applicable), Franchisor may temporarily suspend or permanently terminate Franchisee's right to provide Catering Service and/or Delivery Service.

9.D. APPROVED PRODUCTS, DISTRIBUTORS AND SUPPLIERS.

The reputation and goodwill of all UFood Outlets are based upon, and can only be maintained by, the offer and sale of distinctive, high-quality products and services and the presentation, packaging and service of products in an efficient and appealing manner. Therefore, during the term of this Agreement, Franchisee must purchase or lease all Operating Assets, Proprietary Products, food and beverage ingredients and inventory, Nutritional Products, and other equipment, materials, supplies and services offered or used by or in connection with the Outlet only according to Franchisor's System Standards (including with respect to brands, types and models) and, if Franchisor requires, only from suppliers or distributors that Franchisor designates or approves (which might include or be limited to Franchisor or its Affiliates). Franchisor and its affiliates have developed and may further develop Proprietary Products for use in the operation of UFood Outlets. Franchisee must use only the Proprietary Products in the preparation and sale by the Outlet of those products that Franchisor specifies from time to time.

Franchisor may from time to time modify the list of designated or approved suppliers and distributors. Franchisee shall not, after receipt in writing of such modification, reorder any product from any supplier or distributor or purchase services from a provider that is no longer approved. Franchisor may designate or approve a single distributor, supplier or provider for any products or services and may designate or approve a distributor, supplier or provider only as to certain products, materials, supplies or services, and such approval may be temporary pending a further evaluation of such distributor, supplier or provider by Franchisor. Franchisor may concentrate purchases with one or more distributors, suppliers or providers to obtain lower prices, advertising support and/or services for the benefit of the UFood Outlet network, and establish Franchisor or Affiliate-owned manufacturing or distribution facilities or servicing capabilities which Franchisor may designate as an approved or required distributor, supplier or provider. Franchisor may designate itself or an Affiliate as a designated or approved manufacturer, supplier, distributor and/or provider of certain products and/or services. If Franchisor is a designated or approved manufacturer, supplier or distributor, Franchisee acknowledges and agrees that Franchisor may earn a profit on goods and services it supplies to Franchisee.

Upon Franchisor's request, or if Franchisee wants to use or sell (as applicable) any Operating Assets, food and beverage ingredients and inventory, Nutritional Products, or other equipment, materials, supplies or services that Franchisor has not yet evaluated or purchase or lease any item or service from a supplier that Franchisor has not yet approved (for items and services that require supplier approval), Franchisee shall notify Franchisor and submit to Franchisor such information, specifications and samples as Franchisor requests. Franchisor shall use commercially reasonable efforts to notify Franchisee within one hundred twenty (120) days after receipt of all requested information and materials whether Franchisee is authorized to purchase or lease such item or service or to purchase or lease such item or service from such distributor, supplier or provider. Franchisor may condition its approval based on standards and requirements relating to quality, quantity, warranties, prices, volume capability, frequency of delivery, distribution methods and locations, standards of service (including prompt attention to complaints), consistency, reliability, financial capability, labor and customer relations and other criteria. Franchisee shall ensure that all vendors and suppliers for the Outlet comply with the corporate compliance guidelines that Franchisor specifies (as Franchisor may periodically modify them), including guidelines relating to quality and compliance with environmental, child labor and other laws. If Franchisee fails to receive a notice of approval or disapproval within such one hundred twenty (120) day period, then the request is deemed approved. Franchisee must reimburse Franchisor for its reasonable costs incurred in connection with the evaluation of a proposed item or supplier. Franchisor reserves the right periodically to re-inspect the facilities and products of any approved supplier, distributor or provider and to revoke its approval of any supplier, distributor, provider, item or service that does not continue to meet Franchisor's criteria. Franchisor may require Franchisee to reimburse Franchisor for its reasonable costs incurred in connection with the evaluation, inspection and supervision of any distributor, supplier, provider, item or service that does not continue to meet Franchisor's criteria. Without limiting Franchisor's other rights and remedies under this Agreement, including the right to terminate this Agreement under Section 15 hereof, Franchisor shall have the right, without liability to Franchisee or any other Person, to enter the Outlet or other part of the Site and remove any material or item that does not comply with Franchisor's standards.

Franchisee acknowledges and agrees that Franchisor and/or its Affiliates may receive promotional allowances, rebates, and other payments from suppliers on account of purchases by some or all of Franchisor's franchisees and developers. Franchisor and its Affiliates shall contribute such allowances and rebates to the Systemwide Advertising Fund.

9.E. COMPLIANCE WITH SYSTEM STANDARDS.

Franchisee acknowledges that the operation of the Outlet in strict compliance with Franchisor's System Standards is important to Franchisor and other UFood Outlets. Franchisee agrees strictly to comply with and maintain such System Standards in the operation of the Outlet at all times during the term of this Agreement. System Standards may regulate any aspect of the Site's and Outlet's condition, operation, business and maintenance, including:

(1) all aspects of the offer, sale and display of Nutritional Products and the preparation, offer, presentation and sale of Proprietary Products, food and beverage items, including proper use of ingredients and recipes and standards concerning portions, appearance, display, quality, coloring and flavoring;

(2) purchase and use of packaging material and other supplies for use in connection with the display and/or sales of Proprietary Products, food and beverage items and Nutritional Products;

(3) terms and conditions for the sale and delivery of, and terms and methods of payment for, Proprietary Products, other products, and services that Franchisee obtains from Franchisor and its affiliated and unaffiliated suppliers; and Franchisor’s and its Affiliates’ right not to sell to Franchisee any Proprietary Products, or other products, or to provide Franchisee with services, or to do so only on a “cash-on-delivery” or other basis, if Franchisee is in default under any agreement with Franchisor or its Affiliates;

(4) sales and marketing procedures and marketing, advertising, promotional and customer service programs, and cooperation with Franchisor, its Affiliates and its and their franchisees and licensees in the manner that Franchisor prescribes to provide for and promote the best interests of the Marks and the UFood Outlet network throughout the world;

(5) days and hours of operation (which may vary among UFood Outlets), including standards, procedures and limitations on closing the Outlet to the public during private parties;

(6) requirements for vehicles, training, qualifications, conduct and appearance of personnel, product packaging, format and use of materials and supplies (including display of the Marks thereon), and other aspects of providing Catering Services or Delivery Services;

(7) compliance, and ensuring compliance by Franchisee's vendors and suppliers, with anti-counterfeiting programs periodically implemented by Franchisor, including by purchasing labels, tags and similar items only from suppliers that Franchisor designates or approves (which might include or be limited to Franchisor or its Affiliates);

(8) layout, decor and color scheme of the Outlet and the Site;

(9) recruitment, selection, training, qualifications, appearance, demeanor and dress of employees, general staffing levels for the Outlet and number, type and qualifications of Outlet personnel;

(10) safety, maintenance, appearance, quality, cleanliness, sanitation, standards of service and operation of the Outlet and the Site;

(11) use and illumination of signs, posters, displays, standard formats and similar items;

(12) identification of Franchisee as the owner of the Outlet;

(13) participating in customer loyalty programs and periodic promotion of Franchisor’s franchise opportunities;

(14) issuing and honoring gift certificates, gift cards, coupons, stored value cards and similar items and participating in other promotions; and

(15) participation in market research and test programs required or approved by Franchisor concerning various aspects of the System, including procedures, systems, techniques, furnishings, fixtures, equipment, signs, labels, trade dress, logos, packaging, supplies, marketing materials and strategies, merchandising and products and services. Franchisee agrees, if requested by Franchisor, to participate in Franchisor's customer surveys and market research programs.

Franchisee acknowledges and agrees that all mandatory System Standards prescribed from time to time by Franchisor in the Manuals or otherwise communicated to Franchisee in writing or other form are part of this Agreement as if fully set forth within its text and shall constitute binding obligations on the part of Franchisee as if fully set forth herein. All references to this Agreement shall include all System Standards, as periodically modified. Any failure by Franchisee to adhere to such System Standards or to pass Franchisor's periodic quality control inspections shall constitute grounds for termination of this Agreement by Franchisor, as provided in Section 15.B.

Franchisee acknowledges that Franchisor's periodic modification of System Standards (including changes to the components of the Computer System and Specified Software), which may accommodate local or regional variations, may obligate Franchisee to invest additional capital in the Outlet and/or incur higher operating costs, and Franchisee agrees to do so within the time period that Franchisor specifies.

9.F. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.

Franchisee shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the conduct of its business pursuant to this Agreement. Franchisee shall comply with all applicable laws, ordinances and regulations, including laws relating to occupational hazards, hazardous materials and other environmental matters, health, safety and sanitation, worker's compensation insurance, unemployment insurance, and withholding and payment of all taxes. All advertising by Franchisee shall be subject to approval by Franchisor under Section 10.B. hereof and be completely factual, in good taste in the judgment of Franchisor, and shall conform to high standards of ethical advertising. Franchisee shall in all dealings with its customers, suppliers, Franchisor, and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct. Franchisee shall pay all amounts owed to its vendors and suppliers (including Franchisor and its Affiliates) on time and in the ordinary course of business. Franchisee agrees to refrain from any business or advertising practice which may be injurious to the business of Franchisor and the goodwill associated with the Marks and other UFood Outlets. Franchisee shall notify Franchisor in writing:

(1) within three (3) days after the commencement of any action, suit, proceeding or issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which might adversely affect the operation or financial condition of Franchisee or the Outlet; or

(2) immediately upon the receipt of any notice of violation of any law, ordinance or regulation relating to health, sanitation or the operation of the Outlet.

Franchisee agrees to comply with, and to assist Franchisor to the fullest extent possible in its efforts to comply with, Anti-Terrorism Laws (as defined below). In connection with such compliance, Franchisee certifies, represents, and warrants that none of its property or interests is subject to being "blocked" under any of the Anti-Terrorism Laws and that neither Franchisee nor any Owner is otherwise in violation of any of the Anti-Terrorism Laws. For the purposes of this Paragraph, "Anti-Terrorism Law" means Executive Order 13224 issued by the President of the United States, the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), the Cuban Assets Control Regulations (Title 31, Part 515 of the U.S. Code of Federal Regulations), the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and other requirements of any governmental authority (including the United States Department of Treasury Office of Foreign Assets Control) addressing or in any way relating to terrorist acts and acts of war.

Franchisee certifies that none of Franchisee, its Owners, its employees, or anyone associated with it is listed in the Annex to Executive Order 13224. (The Annex is available at http://www.treasury.gov/offices/enforcement/ofac/sanctions/terrorism.html.) Franchisee agrees not to hire or contract with any individual who is listed in the Annex. Franchisee also certifies that it has no knowledge or information that, if generally known, would cause Franchisee, any of Franchisee's Owners or employees, or anyone associated with Franchisee to be listed in the Annex to Executive Order 13224, and, if any of the foregoing becomes listed on such Annex, Franchisee will immediately notify Franchisor in writing. Franchisee is solely responsible for ascertaining what actions it must take to comply with the Anti-Terrorism Laws, and Franchisee specifically acknowledges and agrees that its indemnification responsibilities set forth in Section 17.D. of this Agreement extend to its obligations under this Subsection F. Any misrepresentation by Franchisee under this Subsection, or any violation of the Anti-Terrorism Laws by Franchisee or its Owners or employees, shall constitute grounds for immediate termination of this Agreement and any other agreement between Franchisor (or one of its Affiliates) and Franchisee (and one of its Affiliates) pursuant to Section 15.B below.

9.G. MANAGEMENT AND PERSONNEL OF THE OUTLET.

An approved and qualified General Manager must devote all of his or her business time and attention to the supervision of the Outlet's day-to-day operations. Except as provided below, a "Managing Owner" must act as the General Manager of the Outlet. A Managing Owner is an Owner who owns at least ten percent (10%) of the Ownership Interests in Franchisee and who has been approved by Franchisor.

If Franchisee owns more than one UFood Outlet, each of those must be under the direct on-premises supervision of a General Manager Franchisor has approved and who has completed Franchisor's training programs. In that case, the Managing Owner need not act as the General Manager of the Outlet, so long as the Managing Owner retains overall management responsibility for the Outlet.

Except for temporary periods of no more than thirty (30) days during which Management Personnel are being replaced as a result of employment separations, Franchisee shall ensure that an individual whom Franchisor has approved shall function in each Management Personnel position. Franchisee also shall employ the number of assistant managers and other personnel required for adequate staffing of the Outlet and shall ensure that all personnel are trained in accordance with the System Standards. Franchisor shall have the right to deal with the General Manager and assistant managers on matters pertaining to day-to-day operations of, and reporting requirements for, the Outlet. The Outlet at all times shall be under the direct, on-site supervision of the General Manager or assistant general manager who has completed satisfactorily a training program certified by Franchisor. Franchisee shall hire all employees of the Outlet and shall be exclusively responsible for the terms of their employment and compensation and for their proper training.

9.H. INSURANCE.

During the term of this Agreement, Franchisee must maintain in force at its sole expense comprehensive public liability, general liability, product liability and motor vehicle liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in connection with the Outlet's operation, all containing the minimum liability coverage Franchisor prescribes from time to time. Franchisor may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverages (including reasonable excess liability insurance) at any time to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or other relevant changes in circumstances. These insurance policies must be purchased from licensed insurers having an A.M. Best rating of “A” or higher and must name Franchisor and any affiliates Franchisor designates as additional named insureds and provide for thirty (30) days' prior written notice to Franchisor of a policy's material modification, cancellation or expiration. Each insurance policy must contain a waiver of all subrogation rights against Franchisor, its Affiliates and their successors and assigns. Franchisee routinely must furnish to Franchisor copies of Certificates of Insurance or other evidence of Franchisee's maintaining this insurance coverage and paying premiums. If Franchisee fails or refuses to obtain and maintain the insurance Franchisor specifies, in addition to Franchisee's other remedies, Franchisor may (but need not) obtain such insurance for Franchisee and the Outlet on Franchisee's behalf, in which event it shall cooperate with Franchisor and reimburse Franchisor for all premiums, costs and expenses incurred in obtaining and maintaining the insurance, plus a reasonable fee for the time incurred in obtaining such insurance.

9.I. CREDIT CARDS AND OTHER METHODS OF PAYMENT.

Franchisee shall at all times have arrangements in existence with a full range of credit and debit card issuers or sponsors, check verification services and electronic fund transfer systems as Franchisor designates from time to time in order that the Outlet may accept customers' credit and debit cards, checks and other methods of payment. Franchisee shall use only such methods of payment which Franchisor authorizes or approves. Franchisor may at its option institute a credit program or centralized billing system for UFood Outlet customers, in which event Franchisee shall comply with Franchisor's System Standards relating thereto.

9.J. PRICING.

Franchisor reserves the right to establish maximum, minimum or other pricing requirements to the fullest extent allowed by law.

10.	ADVERTISING, MARKETING AND PROMOTION.

10.A. SYSTEMWIDE ADVERTISING FUND.

Recognizing the value of advertising and marketing to the goodwill and public image of UFood Outlets, Franchisor may institute and maintain and administer an advertising fund (the "Systemwide Advertising Fund") for such advertising, media placement, marketing and public relations and promotional programs, market research and related activities as Franchisor may deem necessary or appropriate to generally promote UFood Outlets in the United States.  Franchisee shall contribute to the Systemwide Advertising Fund the amounts that Franchisor periodically prescribes, payable to Franchisor by separate check or electronic transfer at the same time and in the same manner as the Royalty Fees due hereunder. As of the date of this Agreement, the required contribution is one and one-half percent (1½%) of Gross Receipts, provided that the required contribution shall in no event exceed two and one-half percent (2½%) of Gross Receipts. UFood Outlets in the United States which are owned by Franchisor (or its Affiliates, to the extent Franchisor has the right to require such Affiliates to do so) shall contribute to the Systemwide Advertising Fund on the same basis as Franchisee.

Franchisor shall direct all programs and activities financed by the Systemwide Advertising Fund, with sole control over the strategic direction, creative concepts, materials and endorsements used and the geographic, market, and media placement and allocation thereof. Franchisee agrees that the Systemwide Advertising Fund may be used to pay various costs and expenses, including: creating and producing video, audio and written advertising materials and electronic media; interest on borrowed funds; costs to prepare and place coupons and inserts in newspapers and other publications; sponsorship of sporting, charitable, entertainment or other events; establishment and maintenance of the System Website (defined below); reasonable salaries and expenses of employees of Franchisor or its Affiliates working for or on behalf of the Systemwide Advertising Fund or on advertising, marketing, public relations materials, programs, activities or promotions for the benefit of the Systemwide Advertising Fund; and administrative costs and overhead of Franchisor or its Affiliates incurred in activities reasonably related to the administration of the Systemwide Advertising Fund, (including collecting and accounting for Systemwide Advertising Fund contributions; purchasing direct mail, radio, television and other media advertising and employing advertising agencies and other professionals to assist therewith; and supporting public relations, market and consumer research and other advertising, promotional and marketing activities, including testing and test marketing programs, fulfillment charges, and development, implementation and testing of Trade Dress and design prototypes). Franchisee agrees to participate in all advertising, marketing, promotions, research and public relations programs instituted by the Systemwide Advertising Fund. The Systemwide Advertising Fund shall furnish Franchisee with reasonable quantities of marketing, advertising and promotional formats and sample materials at cost plus any related shipping, handling and storage charges.

The Systemwide Advertising Fund shall be accounted for separately, but shall not be required to be segregated, from the other funds of Franchisor and shall not be used to defray any of Franchisor's general operating expenses, except as descried above. If at any time Franchisor incurs expenses for the types of goods and services that would otherwise be paid for out of the Systemwide Advertising Fund, Franchisor may reimburse itself for those items using monies from the Systemwide Advertising Fund. The Systemwide Advertising Fund is not Franchisor's asset nor a trust, and Franchisor does not have a fiduciary duty to Franchisee for maintaining, directing or administering the Systemwide Advertising Fund or for any other reason. Franchisor may spend in a fiscal year an amount greater or less than the aggregate contributions of all UFood Outlets to the Systemwide Advertising Fund in that year. The Systemwide Advertising Fund may borrow from Franchisor or other lenders at standard commercial interest rates to cover deficits or cause the Systemwide Advertising Fund to invest any surplus for future use by the Systemwide Advertising Fund. An annual, unaudited statement of monies collected and costs incurred by the Systemwide Advertising Fund for Franchisor's immediately preceding fiscal year shall be made available to Franchisee upon Franchisee's written request. Franchisor will have the right, at its option, to cause the Systemwide Advertising Fund to be incorporated or operated through an entity separate from Franchisor at such time as Franchisor deems appropriate, and such successor entity shall have all rights and duties of Franchisor pursuant to this Section 10.A.

Franchisee understands and acknowledges that the Systemwide Advertising Fund is intended to promote recognition of the Marks, the System and UFood Outlets in the United States generally. Although Franchisor will endeavor to utilize the Systemwide Advertising Fund to develop advertising and marketing materials and programs, and to place advertising, in order to benefit all UFood Outlets that contribute to the Systemwide Advertising Fund, Franchisor undertakes no obligation to ensure that expenditures by the Systemwide Advertising Fund in or affecting any geographic area are proportionate or equivalent to the contributions by UFood Outlets operating in that geographic area or that any UFood Outlet will benefit directly or in proportion to its contribution from the development of advertising and marketing materials or the placement of advertising. Franchisee acknowledges that its failure to derive any such benefit will not serve as a basis for a reduction or elimination of its obligation to contribute to the Systemwide Advertising Fund. Franchisor has the right, but no obligation, to use collection agents and institute legal proceedings to collect Systemwide Advertising Fund contributions at the Systemwide Advertising Fund's expense. Franchisor also may forgive, waive, settle and compromise all claims by or against the Systemwide Advertising Fund without affecting the obligations of any other contributor to the Systemwide Advertising Fund. Except as expressly provided in this Section 10.A., Franchisor assumes no direct or indirect liability or obligation to Franchisee with respect to the maintenance, direction, or administration of the Systemwide Advertising Fund.

Franchisor reserves the right, at any time and from time to time, to suspend contributions of one or more franchisees to, and operations of, the Systemwide Advertising Fund for such periods that it determines to be appropriate and to terminate the Systemwide Advertising Fund upon written notice to Franchisee. All unspent monies on the date of termination shall be distributed to Franchisor, its Affiliates and franchisees in proportion to their respective contributions to the Systemwide Advertising Fund during the preceding twelve (12) month period. Franchisor has the right to reinstate the Systemwide Advertising Fund upon the same terms and conditions set forth herein upon thirty (30) days' prior written notice to Franchisee.

10.B. ADVERTISING BY FRANCHISEE.

Franchisee must spend at least one and one-half percent (1½%) of the Outlet's Gross Receipts each month on advertising, marketing and promoting the Outlet on the local level in accordance with the terms of this Agreement (the "Local Marketing Spending Requirement").  The following shall not count toward the Local Marketing Spending Requirement: (1) monies spent on classified telephone directory listings, advertisements, advertising and promotional expenses required under the Lease, and costs associated with customer discounts, coupons and similar items; (2) the cost of goods or services supplied by Franchisee without charge; (3) amounts spent on Franchisee's behalf or reimbursed to Franchisee by distributors or suppliers; (4) amounts spent on grand opening marketing pursuant to this Agreement; and (5) Systemwide Advertising Fund contributions. Franchisor may periodically review Franchisee's books and records and/or require proof of compliance with this Subsection, and may require Franchisee to pay unspent portions to the Systemwide Advertising Fund.

Prior to their use by Franchisee, samples of all advertising, marketing and promotional materials not prepared or previously approved by Franchisor shall be submitted to Franchisor for approval, in the form and manner prescribed by Franchisor from time to time. If approval is not granted by Franchisor within fifteen (15) days from the date Franchisor receives such materials, they shall be deemed disapproved. Franchisee shall not use any advertising, marketing or promotional materials that Franchisor has not approved, has disapproved or that do not include the copyright registration notices and trademark registration notices designated by Franchisor. Franchisor may disapprove on a prospective basis materials that it had previously approved.

Franchisor assumes no liability to Franchisee or any other Person due to its approval or disapproval of any advertising, marketing or promotional materials or programs, and Franchisee is responsible for ensuring that all such materials and programs that it uses and implements comply with all applicable laws, ordinances and regulations.

Franchisee agrees to list and advertise the Outlet in each major classified telephone directory covering the Site in the business classifications Franchisor periodically prescribes and, if Franchisor requires, using Franchisor's standard form of advertisement. Franchisee will, at its expense, cooperate with Franchisor, Franchisor's Affiliates, and other franchisees of Franchisor and Franchisor's Affiliates in any advertising campaign, sales or promotion program, or other special advertising or marketing activity in which Franchisor may engage or specify from time to time, including competitions, the display of point-of-service advertising, and the distribution of special novelties, promotional literature, and the like.

10.C. REGIONAL/LOCAL ADVERTISING COOPERATIVE.

Franchisor reserves the right to require that Franchisee participate in a local or regional advertising cooperative for UFood Outlets in Franchisee's area. Franchisee agrees to pay any contributions that Franchisor requires Franchisee to make for expenditures by such a local or regional cooperative or that may be otherwise approved by the cooperative, but such contributions will in no event exceed one and one-half percent (1½%) of the Gross Receipts of the Outlet. Franchisee's contributions to any local or regional advertising cooperative shall be due and payable on the same terms as Franchisee's contributions to the Systemwide Advertising Fund

Any local or regional advertising cooperative must be established, governed and operated in a manner that Franchisor approves. Franchisee agrees to sign any documents that Franchisor requires for Franchisee to become a participant in the cooperative and Franchisee agrees to participate in the cooperative in compliance with the rules, policies and procedures that Franchisor has approved. A cooperative and its members may not use any advertising or promotional plans without Franchisor's prior written consent. Franchisee's contributions to such a cooperative shall be counted toward Franchisee's Local Marketing Spending Requirement.

10.D. CUSTOMER LOYALTY PROGRAM.

Franchisor’s customer loyalty program is the cornerstone of Franchisor’s guest marketing platform. Franchisor’s current loyalty program is the “In-the-Know” guest rewards program. Franchisee acknowledges and agrees that the success of Franchisor’s loyalty program depends on active participation by Franchisee. Therefore, Franchisee agrees to actively promote Franchisor’s loyalty program by offering guests program applications at the Outlet in the restaurant and nutrition centers, in the expediting area and periodically during guests’ dining experience, in compliance with Franchisor’s policies and procedures as Franchisor may modify and update them during the term of this Agreement. Franchisee will also be required to inquire with each guest if he/she has a customer loyalty card at the point-of-sale at the Outlet. Furthermore, Franchisee will participate in Franchisor’s guest communications (such as e-mail offerings and direct mail offerings) in compliance with Franchisor’s policies and procedures. As of the date of this Agreement, Franchisor requires a minimum of 12 such guest communications per calendar year. Franchisee will also be required to distribute and accept coupons mailed to the public periodically during the term of this Agreement.

10.E.	PROMOTION OF UFOOD LIFESTYLE GRILLE FRANCHISE SALES.

Franchisee acknowledges and agrees that Franchisor may require Franchisee to include communications at the Outlet to promote the opportunity to become a Franchisee of a UFood Outlet.

10.F. FRANCHISE SYSTEM WEBSITE.

At Franchisor's option, Franchisor may establish one or more Websites to advertise, market, and promote UFood Outlets and the products and services that they offer and sell (each a "System Website"). If Franchisor establishes a System Website, Franchisor will reference the Outlet in the manner that Franchisor determines from time to time. Franchisee must give Franchisor the information that Franchisor requests from time to time concerning the Outlet to include on the System Website. By providing the information to Franchisor, Franchisee will be representing to Franchisor that it is accurate and not misleading and does not infringe any third party's rights. Franchisor will own all intellectual property and other rights in the System Website, all information contained on it and all information generated from it (including the domain name or URL, the log of "hits" by visitors, and any personal or business data that visitors supply).

If Franchisor establishes a System Website, Franchisor shall have the right to use the Systemwide Advertising Fund's assets to develop, maintain and update the System Website. Franchisor periodically may update and modify the System Website. Franchisee must notify Franchisor whenever any information on Franchisee's listing changes or is not accurate. Franchisee acknowledges that Franchisor has final approval rights over all information on the System Website. Franchisor may implement and periodically modify System Standards relating to the System Website.

Franchisor will reference the Outlet on the System Website only while Franchisee is in full compliance with this Agreement and all System Standards (including those relating to the System Website). If Franchisee is in default of any obligation under this Agreement or the System Standards, then Franchisor may, in addition to its other remedies, temporarily remove references to the Outlet from the System Website until Franchisee fully cures the default. Franchisor may, at its option, discontinue any or all System Websites at any time.

All advertising, marketing and promotional materials that Franchisee develops for the Outlet must contain notices of the System Website's domain name in the manner Franchisor designates. Franchisee may not develop, maintain or authorize any other Website that mentions or describes Franchisee or the Outlet or displays any of the Marks. Franchisee may not conduct electronic commerce or directly or indirectly offer or sell any products or services using any Website or otherwise over the Internet.

Nothing in this Section shall limit Franchisor's right to maintain websites other than the System Website.

11.	RECORDS, REPORTS AND FINANCIAL STATEMENTS.

Franchisee agrees to establish and maintain at its own expense a bookkeeping, accounting, and recordkeeping system conforming to the requirements and formats Franchisor prescribes from time to time. Franchisee shall adopt the calendar year as its fiscal year. Franchisor may require Franchisee to use a Computer System and Specified Software to maintain certain sales data and other information. Franchisee agrees that Franchisor shall have access to the Computer System and Specified Software of the Outlet at all times and that Franchisor shall have the right to collect and retain from the Computer System and Specified Software any and all data concerning the Outlet at any time. Franchisee agrees to give Franchisor in the manner and format that it prescribes from time to time:

(a) on or before Tuesday of each week, a report on the Outlet's Gross Receipts, F&B Gross Receipts and Nutritional Products Gross Receipts during the week ending on the preceding Sunday;

(b) within fifteen (15) days after the end of each calendar month, monthly profit and loss statements for the Outlet for the immediately preceding month and a balance sheet as of the end of the immediately preceding month;

(c) within fifteen (15) days after the end of each calendar quarter, the operating statements, financial statements, statistical reports, purchase records, and other information Franchisor requests regarding Franchisee and the Outlet covering the previous calendar quarter and the fiscal year to date;

(d) by April 15th of each year, annual profit and loss and source and use of funds statements and a balance sheet for the Outlet as of the end of the prior calendar year; and

(e) within ten (10) days after Franchisor's request, exact copies of federal and state income tax returns, sales tax returns, and any other forms, records, books, and other information Franchisor periodically requires relating to the Outlet and Franchisee.

Franchisee agrees to verify and sign each report and financial statement in the manner Franchisor prescribes. Franchisor may disclose data derived from these reports, although Franchisor will not without Franchisee's consent (unless required by law) disclose Franchisee's identity in any materials that Franchisor circulates publicly.

Franchisee agrees to preserve and maintain all records in a secure location at the Outlet for at least three (3) years (including, but not limited to, sales checks, purchase orders, invoices, payroll records, customer lists, check stubs, sales tax records and returns, cash receipts and disbursement journals, and general ledgers). Franchisor may require Franchisee to have audited financial statements prepared annually during the term of this Agreement.

12.	INSPECTIONS AND AUDITS.

12.A. FRANCHISOR'S RIGHT TO INSPECT THE OUTLET.

To determine whether Franchisee and the Outlet are complying with this Agreement and all System Standards, Franchisor and/or its agents or representatives shall have the right, at any reasonable time and without prior notice to Franchisee, to: (1) inspect, monitor and test the Site, the Outlet, the Computer System, Specified Software, and other Operating Assets of the Outlet, whether at the Outlet, remotely via the Computer System or by other means; (2) inspect, observe, photograph and videotape the operations of the Outlet (including "mystery-shopping" and any Catering Service and Delivery Service provided by Franchisee) for such consecutive or intermittent periods as Franchisor deems necessary; (3) remove from the Outlet at no cost and/or test samples of any food and beverage items, ingredients, Nutritional Products or other products; (4) interview personnel and customers of the Outlet; and (5) inspect and copy any books, records, reports, computer databases and documents relating to the operation of the Outlet. Franchisee agrees to cooperate fully with Franchisor and/or its agents or representatives in connection with any such activities. Franchisee agrees that Franchisor may inspect and monitor electronically information concerning Franchisee's sales and Gross Receipts, and such other information as may be contained or stored in the Computer System and Specified Software.

Franchisee acknowledges that Franchisor may conduct quality, service, cleanliness, and other inspections of the Outlet and Franchisee's operations from time to time without notice to Franchisee to determine compliance with this Agreement and the System Standards, and that performance meeting Franchisor's standards in such inspections is required hereunder. Franchisee shall present to its customers such evaluation forms as are periodically prescribed by Franchisor and shall participate and/or request its customers to participate in any surveys performed by or on behalf of Franchisor. Franchisor also may designate an independent evaluation service to conduct a "mystery shopper" quality control and evaluation program or similar program with respect to any group or all UFood Outlets. Franchisee agrees that the Outlet will participate in any such programs, as prescribed and required by Franchisor. Franchisee agrees to timely pay the then current charges imposed by Franchisor or such evaluation service for the Outlet's participation in such program.

12.B. FRANCHISOR'S RIGHT TO AUDIT.

Franchisor and/or its agents or representatives shall have the right at any time during business hours, and without prior notice to Franchisee, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, computer databases, tax records and returns, and other records of the Outlet and of Franchisee and the books and records of Franchisee if it is a corporation, limited liability company or other business entity. Franchisee shall fully cooperate in connection with any such inspection or audit. In the event any inspection or audit shall disclose an understatement of the Outlet's Gross Receipts, Nutritional Products Gross Receipts or F&B Gross Receipts or an underpayment of any fees or other amounts due under this Agreement or any related agreement, Franchisor shall be authorized to initiate immediately a debit to Franchisee's account for the amount due plus interest, via electronic funds transfer. Alternatively, at Franchisor's option, Franchisee shall pay to Franchisor, within fifteen (15) days after receipt of the inspection or audit report, the fees due on the amount of such understatement, plus interest (at the rate and on the terms provided for herein) from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by the failure of Franchisee to furnish reports, supporting records, other information or financial statements as herein required, or to furnish such reports, records, information or financial statements on a timely basis, or if an understatement of Gross Receipts, Nutritional Products Gross Receipts or F&B Gross Receipts for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), Franchisee shall reimburse Franchisor for the cost of such inspection or audit, including legal fees and accountants' fees, and the travel expenses, room and board and applicable per diem charges for employees of Franchisor. The foregoing remedies shall be in addition to all other remedies and rights of Franchisor hereunder or under applicable law.

13.	TRANSFER.

13.A. BY FRANCHISOR.

This Agreement and any or all of Franchisor's rights and obligations hereunder are fully transferable by Franchisor and shall inure to the benefit of any transferee or other legal successor to the interests of Franchisor herein. Franchisor is free to transfer and assign all of its rights and obligations under this Agreement to any Person, and upon such assignment, Franchisor shall have no further liability or obligation to Franchisee.

13.B. NONTRANSFERABILITY OF CERTAIN RIGHTS.

Franchisee understands, acknowledges and agrees (and hereby represents and warrants to Franchisor that its Owners understand and agree) that the rights and duties created by this Agreement are personal to Franchisee and its Owners and that a material cause for Franchisor's willingness to enter into this Agreement is its reliance upon the individual or collective character, skill, aptitude, business ability and financial capacity of Franchisee, its Owners and Persons that directly or indirectly have a Controlling Interest in Franchisee. Therefore, Franchisee agrees that:

(1) no Controlling Interest in Franchisee or in any Person that directly or indirectly holds a Controlling Interest in Franchisee;

(2) no obligations, rights or interest of Franchisee in (a) this Agreement, (b) the Lease, (c) the Outlet or (d) all or substantially all of the Operating Assets; and

(3) no right to receive all or a portion of Franchisee's or the Outlet's profits or losses or any capital appreciation relating to Franchisee of the Outlet may be transferred without the prior written consent of Franchisor. This restriction shall not apply to the sale of inventory in the ordinary course of business. A transfer of all or substantially all of the Operating Assets may be made (subject to Franchisor's rights below) only with a transfer of this Agreement and the Lease. Any purported transfer in violation of this Section shall constitute a breach of this Agreement and shall convey to the transferee no rights or interests in the foregoing.

As used in this Agreement, the term "transfer" shall include the following, whether voluntary or involuntary, conditional, direct or indirect: (1) assignment, sale, gift or pledge; (2) the grant of a mortgage, charge, lien or security interest, including the grant of a collateral assignment; (3) a merger, consolidation, exchange of shares or other Ownership Interests, issuance of additional Ownership Interests or securities representing or potentially representing Ownership Interests, or redemption of Ownership Interests; (4) a sale or exchange of voting interests or securities convertible to voting interests, or an agreement granting the right to exercise or control the exercise of the voting rights of any holder of Ownership Interests or to control the operations or affairs of Franchisee or the Outlet; and (5) except where specifically approved by Franchisor, a management agreement whereby Franchisee delegates (i) any of its obligations under this Agreement or (ii) any or all of the management functions with respect to the Outlet or the business to be conducted by Franchisee pursuant to this Agreement. In addition to the foregoing, a transfer (as defined above) will include any transfer by virtue of (a) divorce; (b) insolvency; (c) dissolution of a corporation, limited liability company or other business entity; (d) will; (e) intestate succession; (f) declaration of or transfer in trust; or (g) foreclosure, attachment, seizure or otherwise by operation of law.

13.C. FRANCHISOR'S RIGHT TO APPROVE TRANSFERS.

If Franchisee or any Person intends to make a transfer of any interests which, under Section 13.B., requires Franchisor's prior written consent, Franchisee shall deliver to Franchisor written notice of such proposed transfer at least ninety (90) days prior to its intended effective date. Such notice shall describe in detail the proposed transfer (including the nature of the transfer, the nature and amount of the interests being transferred, the reason for the transfer, the consideration to be paid and the terms of payment of such consideration and the effective date) and shall identify and provide all pertinent background information regarding the proposed purchaser. Franchisor shall have thirty (30) days from delivery of such notice within which to evaluate the proposed transaction and to notify Franchisee of its approval or disapproval (with reasons) of the proposed transfer. If approved, the transfer must take place in full compliance with all applicable laws, as described in the notice (as modified by any conditions imposed by Franchisor in granting its approval), and within thirty (30) days of the delivery of notice of Franchisor's approval. No transfer by Franchisee, its Owner or any Person that directly or indirectly holds a Controlling Interest in Franchisee shall relieve the transferor from any obligations or liabilities to Franchisor or its Affiliates under or relating to this Agreement, whether arising before or after the effective date of such transfer.

Franchisee agrees that it would be reasonable for Franchisor to disapprove any proposed transfer based on any and all reasonable factors, including the fact that:

(1) the proposed transfer is to a Competitive Business or to a direct or indirect owner of interests in a Competitive Business;

(2) Franchisee and its Owners are not in full compliance with this Agreement;

(3) the proposed transferee and, if applicable, any of its owners (a) are not of good moral character, (b) do not have sufficient business experience, aptitude and financial resources to operate the Outlet in accordance with the requirements of this Agreement, (c) otherwise fail to meet Franchisor's then applicable standards for franchisees or owners of franchisees, or (d) are not in full compliance with an agreement between Franchisor and them; or

(4) the price and terms of the proposed transfer are so burdensome as to adversely affect or have a potentially adverse affect on Franchisor's rights and interests or Franchisee's obligations under this Agreement.

13.D. CONDITIONS FOR APPROVAL OF TRANSFERS.

In granting its approval of a proposed transfer that requires Franchisor's consent, Franchisor may also impose certain reasonable conditions, including any one or more of the following:

(1) that Franchisee, the transferring Owner or the proposed purchaser pay a transfer fee to Franchisor of Ten Thousand Dollars ($10,000), provided that this amount will be adjusted to an amount that is commensurate with such inflation as has occurred between the date hereof and the time of the proposed transfer;

(2) that, if any part of the sale price is financed by the transferor, it agrees, in a manner satisfactory to Franchisor, that all obligations of the purchaser under or pursuant to any promissory notes, agreements or security interests reserved by the transferor be subordinate to any obligations of the purchaser to pay amounts then or thereafter due Franchisor and its Affiliates and all interests of Franchisor or its designee in connection with any right of first refusal or purchase option;

(3) that the purchaser and its owners execute any guarantees and other undertakings then being required by Franchisor of other franchisees or owners of franchisees of UFood Outlets;

(4) that Franchisee, the transferring Owner and the transferee (if the transferee is, or is the owner of interests in, another area developer or franchisee of Franchisor or otherwise has a contractual relationship with Franchisor or any of its Affiliates) execute a general release and consent agreement, in form satisfactory to Franchisor, of any and all claims against Franchisor and its Affiliates and their respective shareholders, officers, directors, employees and agents, for matters arising on or before the effective date of the transfer;

(5) that Franchisee or, if applicable, the transferring Owner execute a noncompetition undertaking in favor of Franchisor and the transferee, which undertaking shall contain the restrictions in Section 16.D. below and apply for a period of eighteen (18) months commencing on the effective date of such transfer or the date upon which all Persons bound by such undertaking begin to comply fully with the terms of such undertaking, whichever is later;

(6) that Franchisee, the transferor and the transferee (if the transferee is, or is the owner of interests in, an area developer or franchisee of Franchisor or otherwise has a contractual relationship with Franchisor or any of its Affiliates) pay such Royalty Fees, Systemwide Advertising Fund contributions, amounts owed for purchases by Franchisee or such transferee from Franchisor and its Affiliates, and all other amounts owed to Franchisor or its Affiliates, which are then due and unpaid;

(7) that any new General Manager and other Management Personnel complete to Franchisor's satisfaction Franchisor's initial management training program in the operation of a Outlet prior to the transfer at the time specified by Franchisor, and that the transferee pay Franchisor's then current standard training charges;

(8) in the event of a transfer of this Agreement, that the transferee and its owners agree, in a manner satisfactory to Franchisor, at Franchisor's option, to (a) be bound by all terms and conditions of this Agreement for the remainder of its term or (b) execute Franchisor's then current form of standard franchise agreement and such ancillary documents (including guarantees) as are then customarily used by Franchisor in the grant of franchises for UFood Outlets, which may contain fees, terms and conditions that are materially different from those contained in this Agreement, provided that such agreement shall be for a term equal to the remaining term of this Agreement;

(9) that the transferee and Franchisee acknowledge and agree that Franchisor's approval of the proposed transfer indicates only that the transferee meets, or that Franchisor has waived, the criteria established by Franchisor for franchisees as of the time of such transfer and does not constitute a warranty or guaranty by Franchisor, express or implied, of the suitability of the terms of sale or of the successful operation or profitability of the Outlet by the transferee; and

(10) that the Franchisee, the transferor and the transferee execute an agreement, in form satisfactory to Franchisor, under which all parties agree to remain jointly and severally liable for all liabilities and obligations of the Franchisee hereunder, whether accruing before or after the effective date of the transfer.

Subparagraph (1) above shall not apply to transfers by gift, bequest, or inheritance. Franchisee acknowledges and agrees that the failure of any Person restricted pursuant to Subparagraph (5) to comply with this Section 13, including the restrictions described in Subparagraph (5), shall constitute a breach of this Agreement.

13.E. DEATH OR INCAPACITY OF FRANCHISEE.

If Franchisee is an individual, upon the death of Franchisee or the permanent incapacity of Franchisee to conduct business affairs, or, if Franchisee is a corporation, limited liability company or other business entity, upon the death or permanent incapacity of the Managing Owner of Franchisee, all of such person's interest in this Agreement, or such interest in Franchisee, shall be transferred to a transferee approved by Franchisor. Such disposition of this Agreement or such interest in Franchisee (including transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed nine (9) months from the date of death or permanent disability, and shall be subject to all the terms and conditions applicable to transfers contained in this Section. Failure to so transfer the interest in this Agreement or such interest in Franchisee within said period of time shall constitute a breach of this Agreement.

Until such disposition of this Agreement or such interest in Franchisee, Franchisor may, at its option, assume the management of the Outlet, for any period of time that Franchisor deems appropriate, on the terms and conditions set forth in the first paragraph of Section 15.D. of this Agreement.

13.F. PUBLIC OR PRIVATE OFFERING.

Franchisee acknowledges and agrees that it is the intent of both Franchisor and Franchisee that neither Franchisee nor any of its Affiliates, nor any Person holding a Controlling Interest in Franchisee, be or become, and Franchisee covenants that neither it nor any such Person shall be or become, a public company or "reporting company" (as defined in Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or otherwise), including by way of an initial public offering or transfer to or merger with an existing public company. Accordingly, Franchisee agrees that no Ownership Interests in Franchisee or any such other Person may be offered pursuant to a public offering or transferred to a public company or “reporting company.” Franchisee further agrees that such Ownership Interests will not be offered pursuant to a private placement without the prior written consent of Franchisor. Franchisor may impose conditions on granting its consent to a private placement of Ownership Interests by Franchisee, including the conditions described in Sections 13.C and 13.D. and the conditions that:

(1) such private placement complies with all applicable federal, state and local laws governing offerings of securities and all applicable agreements between Franchisee and Franchisor or its Affiliates, including each of the relevant transfer procedures, requirements, and limitations contained in this Agreement;

(2) such private placement does not result in any change in operating control of Franchisee or the Outlet or in the parties owning a Controlling Interest in Franchisee or the Outlet, or in the individual or individuals controlling the management, policies or decision-making power of Franchisee;

(3) each such entity or individual receiving Ownership Interests in such private placement be an accredited investor, as defined by applicable law, and shall have been identified and be reasonably acceptable to Franchisor; provided, however, that Franchisee may allow unaccredited investors to receive Ownership Interests if Franchisee has complied with applicable law with respect thereto;

(4) a draft of any offering memorandum or other information used in connection with any such private placement be submitted to Franchisor for review and comment a reasonable time prior to its use, that the reasonable comments and suggestions of Franchisor thereon are given due consideration and that a final version of such memorandum or information be provided to Franchisor at least five (5) days prior to its distribution to prospective investors;

(5) any offering memorandum or information used in connection with any such private placement clearly identify that it is not an offering by Franchisor and that Franchisor has not participated in its preparation and has not supplied any financial information, projections, budgets, cost estimates, or similar information contained therein, all of which shall be the sole responsibility of Franchisee;

(6) each recipient of information relating to such private placement shall agree to maintain it in confidence;

(7) the structure, timing, allocation and nature of such private placement be reasonably acceptable to Franchisor;

(8) Franchisee or such other issuer not become a "reporting company" by virtue of Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(9) each person who or entity which becomes an Owner as a result of such private placement signs such guarantees and other undertakings that Franchisor then requires of owners of franchisees of UFood Outlets.

Franchisee agrees to indemnify and hold harmless the Franchisor Indemnified Parties from and against any and all costs, damages, expenses, claims, actions, judgments and liabilities (including costs and expenses related to legal defense) arising from or relating to any private placement described in this Section 13.F. Franchisee also agrees to reimburse Franchisor for its reasonable expenses incurred in connection with any such private placement (including attorney's fees) and to comply with all requirements of Franchisor in connection with such offering, including adding appropriate disclaimers to the offering documents and execution of appropriate indemnification agreements.

13.G. EFFECT OF CONSENT TO TRANSFER.

Franchisor's consent to a transfer under this Section 13 shall not constitute a waiver of any claims it may have against Franchisee (or its Owners), nor shall it be deemed a waiver of Franchisor's right to demand full compliance with any of the terms or conditions of this Agreement by Franchisee or the transferee. Franchisor's consent to any such transfer shall not, unless expressly provided in such consent, effect a release of Franchisee (or its Owners, as the case may be) following the transfer.

13.H. FRANCHISOR'S RIGHT OF FIRST REFUSAL.

If Franchisee or any of its Owners shall at any time determine to sell an interest in this Agreement, the Outlet, some or all of the Operating Assets (other than in the ordinary course of business) or an Ownership Interest in Franchisee, Franchisee or its Owner(s) shall obtain a bona fide, arm's-length, executed purchase agreement (and any ancillary agreements) in complete and definitive form, not subject to any financing contingency or other material, substantive contingency (other than Franchisor's consent and waiver of its right of first refusal as described herein), and an earnest money deposit (in the amount of five percent (5%) or more of the purchase price) from a qualified, responsible, bona fide and fully disclosed purchaser. A true and complete copy of such purchase agreement and any proposed ancillary agreements shall immediately be submitted to Franchisor by Franchisee, such Owner(s) or both. The purchase agreement (1) must apply only to an interest which is permitted to be transferred under this Agreement, (2) may not include the purchase of any other property or rights of Franchisee (or such Owner(s)), and (3) must not provide for any additional payments to be made, or any increase in the amounts payable, in the event Franchisor exercises its right of first refusal hereunder. The price and terms of purchase offered to Franchisee (or such Owner(s)) in the purchase agreement for the aforementioned interests shall reflect the bona fide price offered therefor and shall not reflect any value for any other property or rights.

Franchisor shall have the right, exercisable by written notice delivered to Franchisee or such Owner(s) within thirty (30) days from the date of receipt by Franchisor of an exact copy of such purchase agreement, together with payment of any applicable transfer fee and a completed and executed application for Franchisor's consent to transfer such interest, to purchase such interest for the price and on the terms and conditions contained in such purchase agreement, provided that: (i) Franchisor may substitute cash, a cash equivalent, or marketable securities of equivalent value for any form of payment proposed in such purchase agreement; (ii) Franchisor's credit shall be deemed equal to the credit of any proposed purchaser; and (iii) Franchisor shall have not less than ninety (90) days to prepare for closing, subject to extension at Franchisor's option to enable Franchisor, Franchisee or other Person to obtain any necessary consent of a third party, including obtaining any necessary permits and licenses. Regardless of whether included in the purchase agreement, Franchisor shall be entitled to all customary representations, warranties and indemnities given by the seller of a business, including indemnities for all actions, events and conditions that existed or occurred prior to the closing in connection with the Outlet, Franchisee's business or the assets or Ownership Interests being purchased and representations and warranties as to: (1) ownership, condition and title to the Ownership Interests and/or assets being purchased; (2) absence of liens and encumbrances relating to such Ownership Interests and/or assets; (3) validity of contracts; and (4) liabilities, contingent or otherwise, of any legal entity whose Ownership Interests or assets are purchased. At the closing, the seller shall provide to the purchaser good, valid, marketable, and indefeasible title (or equivalent rights) to all tangible and intangible property transferred, free and clear of any mortgage, claim, lien, or encumbrance, and local custom shall be followed as to formalities of any transfer documentation, closing costs, and closing logistics. If Franchisor exercises its right of first refusal, Franchisee and/or such selling Owner(s) (and members of their respective Immediate Families), as applicable, shall be bound by the restrictions in Section 16.D. below for a period of eighteen (18) months commencing on the effective date of the transfer or the date upon which all Persons bound by such restrictions begin to comply fully with such restrictions, whichever is later.

If Franchisor does not exercise its right of first refusal, Franchisee or such Owner(s) may complete the sale to such purchaser pursuant to and on the exact terms of such purchase agreement, subject to Franchisor's approval of the transfer, as provided for in this Agreement. However, if the sale to such purchaser is not completed within one hundred twenty (120) days after receipt of such purchase agreement by Franchisor, or if there is a change in the terms of the sale (of which Franchisee shall promptly notify Franchisor), Franchisor shall have an additional right of first refusal for thirty (30) days as set forth herein on the modified or initial terms and conditions of sale, at Franchisor's option.

13.I. OWNERSHIP STRUCTURE.

Franchisee represents and warrants that its Owners are as set forth on Exhibit C attached to this Agreement and covenants that it will not permit the identity of such Owners, or their respective interests in Franchisee, to change without complying with this Agreement. Franchisee covenants further that it will execute updated copies of Exhibit C to reflect any changes in the information contained therein.

14.	GRANT OF SUCCESSOR FRANCHISE.

14.A. FRANCHISEE'S RIGHT TO A SUCCESSOR FRANCHISE.

Subject to the provisions of Subsections B and C of this Section, upon expiration of the initial term of this Agreement, Franchisee shall have the right to obtain a successor franchise to continue to operate the Outlet under the System and the Marks (a "Successor Franchise") for up to two (2) successor terms of five (5) years, provided that Franchisee has met the following conditions as of the end of the initial term or the first successor term (as applicable):

(1) Franchisee and its Owners have complied in all material respects with this Agreement during the preceding term(s);

(2) Franchisee and its Owners are then in full compliance with this Agreement;

(3) Franchisor continues to maintain a franchise program for UFood Outlets in the geographic area surrounding the Site;

(4) Franchisee’s general manager, assistant general manager and kitchen manager must have completed our then-current initial training program; and

(5) Franchisee maintains possession of the Site and agrees (regardless of cost) to remodel and/or expand the Outlet, add or replace improvements and Operating Assets, and otherwise modify the Outlet and the Site to bring it into compliance with System Standards then applicable under new or successor franchises for UFood Outlets; or if Franchisee is unable to maintain possession of the Site, or if, in the judgment of Franchisor, the Outlet should be relocated within the Territory, Franchisee secures a substitute site within the Territory approved by Franchisor and agrees to develop expeditiously such substitute site in compliance with specifications and standards then applicable under new or successor franchises for UFood Outlets.

In consideration of the grant of the Successor Franchise, Franchisee shall pay to Franchisor a successor franchise fee equal to twenty percent (20%) of Franchisor's then current standard initial franchise fee.

14.B. NOTICES.

Franchisee shall give Franchisor written notice of its election to obtain a Successor Franchise not more than twenty-four (24) months, and not less than twelve (12) months, prior to the expiration of this Agreement. Franchisor agrees to give Franchisee written notice, not more than ninety (90) days after receipt of Franchisee's notice and all other information Franchisor requests, of Franchisor's determination (1) to grant Franchisee a Successor Franchise pursuant to this Section; (2) to grant Franchisee a Successor Franchise on the condition that Franchisee corrects existing deficiencies of the Outlet or in Franchisee's operation of the Outlet; or (3) not to grant Franchisee a Successor Franchise based on Franchisor's determination that Franchisee has not qualified to obtain a Successor Franchise pursuant to Section 14.A above. If applicable, such notice shall (a) describe the remodeling, expansion, improvements and/or modifications required to bring the Outlet and the Operating Assets into compliance with the then applicable System Standards for new UFood Outlets; and (b) state what actions Franchisee must take to correct the deficiencies and time period in which such deficiencies must be corrected. If Franchisor elects not to grant Franchisee a Successor Franchise, Franchisor shall give Franchisee written notice of the decision not less than ninety (90) days prior to the expiration of the initial term of this Agreement; provided, however, that Franchisor need not give ninety (90) days' notice if its decision not to grant a Successor Franchise is due to Franchisee's breach of this Agreement during the ninety (90) day period before it expires. Such notice shall state the reasons for Franchisor's refusal to grant a Successor Franchise. In the event Franchisor fails timely to give Franchisee any notice required hereunder, Franchisor may extend the term of this Agreement for such period of time as is necessary in order to provide Franchisee adequate notice under the terms hereof. The grant of a Successor Franchise shall be conditioned upon Franchisee's continued compliance with all the terms and conditions of this Agreement and the conditions on obtaining a Successor Franchise specified by Franchisor up to the date of expiration.

14.C. SUCCESSOR FRANCHISE AGREEMENT/RELEASES.

To obtain a Successor Franchise, Franchisor, Franchisee and its Owners shall execute the form of franchise agreement and any ancillary agreements then customarily used by Franchisor in the grant of franchises for the operation of UFood Outlets (with appropriate modifications to the term and other appropriate provisions to reflect the fact that the agreement relates to a Successor Franchise), which may contain fees, terms and conditions that are materially different from those contained in this Agreement. Such agreement shall contain the successor franchise fee provided for above, but shall not require payment of an initial franchise fee. Franchisee and its Owners further agree to execute general releases, in form satisfactory to Franchisor, of any and all claims against Franchisor and its Affiliates and their respective shareholders, officers, directors, employees, agents, successors and assigns. The franchise agreement for a Successor Franchise will not include any right to any further renewal, extension, or successor franchise rights. Failure by Franchisee and its Owners to sign and deliver to Franchisor such agreements and releases within thirty (30) days after delivery thereof to Franchisee shall be deemed an election by Franchisee not to obtain a Successor Franchise.

15.	TERMINATION OF AGREEMENT.

15.A. BY FRANCHISEE.

If Franchisee and its Owners are in full compliance with this Agreement and Franchisor materially breaches this Agreement, and Franchisor does not:

(1) correct such breach within thirty (30) days after Franchisor's receipt of written notice from Franchisee specifically identifying the material breach; or

(2) undertake within thirty (30) days after Franchisor's receipt of written notice from Franchisee specifically identifying the material breach, and continue until completion, reasonable efforts to cure such breach if such breach cannot reasonably be cured within thirty (30) days, then Franchisee may terminate this Agreement, at its option and without waiving any other rights (including the right to damages), effective thirty (30) days after Franchisor's receipt of written notice of termination. Any attempt to terminate this Agreement by Franchisee other than as provided in this Section 15.A. shall be a breach of this Agreement.

15.B. BY FRANCHISOR.

Franchisor may terminate this Agreement, at its option and without waiving any other rights (including the right to damages), effective upon delivery of notice of termination to Franchisee, if:

(1) Franchisee fails to develop the Outlet in accordance with this Agreement and commence operation of business within the time period provided in this Agreement;

(2) Franchisee fails to operate, abandons, surrenders or transfers control of the operation of the Outlet for any period of twenty-four (24) hours or longer without prior written approval of Franchisor;

(3) Franchisee or any of its Owners has made or makes any material misrepresentation or omission in the application for or acquisition of the rights under this Agreement, in materials submitted relating to a transfer, or in operating the Outlet or otherwise performing its obligations hereunder, including with respect to any Anti-Terrorism Laws, or has violated or violates any Anti-Terrorism Laws

(4) Franchisee or any of its Owners, or any of the Management Personnel, is convicted by a trial court of, or pleads guilty or no contest to, a felony, or to another crime or offense, or engages in any misconduct or behavior, that might adversely affect the reputation of Franchisee, the Outlet, any UFood Outlet, or the goodwill associated with the Marks;

(5) Franchisee or any of its Owners makes a purported assignment or transfer in violation of this Agreement;

(6) Franchisee (or any of its Owners or employees) makes any unauthorized use or disclosure of or duplicates any Confidential Information or any part of the Manuals, makes any unauthorized use of the Marks or challenges or seeks to challenge the validity of Franchisor's or its Affiliates' rights in and to the Marks or the Confidential Information;

(7) Franchisee (or any of its Owners) applies for or otherwise obtains a registration of any Mark anywhere in the world;

(8) Franchisee's General Manager or any other employee of Franchisee fails to complete to Franchisor's reasonable satisfaction any of the training required pursuant to this Agreement within thirty (30) days of the date on which Franchisor gives written notice to Franchisee of such delinquency, and either (i) such failure results in a vacancy in a Management Personnel position or other position which, in the reasonable judgment of Franchisor, adversely affects Franchisee's ability to operate the Outlet in compliance with the System Standards and all other terms of this Agreement, or (ii) Franchisee fails promptly to replace such General Manager or other employee with another person who has the qualifications required by this Agreement and is able successfully to complete the required training;

(9) Franchisee loses the right to possession of the Site and does not relocate the Outlet to another Site pursuant to the terms of this Agreement;

(10) Franchisee makes an assignment for the benefit of creditors or admits in writing its insolvency or inability to pay its debts generally as they become due; Franchisee consents to the appointment of a receiver, trustee, or liquidator of all or the substantial part of its property; the Outlet is attached, seized, subjected to a writ or distress warrant, or levied upon, unless the attachment, seizure, writ, warrant, or levy is vacated within thirty (30) days; or any order appointing a receiver, trustee, or liquidator of Franchisee or the Outlet is not vacated within thirty (30) days following the order's entry;

(11) Franchisee, any of its Owners or any member of their Immediate Families (whether or not bound by individual noncompetition undertakings), or other Persons who have executed such individual undertakings, violate the restrictions in this Agreement with respect to Competitive Businesses or Confidential Information;

(12) Franchisee fails to: (a) report accurately the Outlet's Gross Receipts, Nutritional Products Gross Receipts or F&B Gross Receipts; (b) make payments of any amounts due Franchisor or its Affiliates for Royalty Fees, Systemwide Advertising Fund contributions, purchases from Franchisor or its Affiliates, or any other amounts due; or (c) adhere to the Financing Plan in the form approved by Franchisor, and in any such event does not correct such failure within ten (10) days after written notice of such failure is delivered to Franchisee;

(13) Franchisee or any of its Owners fails on three (3) or more separate occasions within any period of twenty-four (24) consecutive months to comply with any one or more provisions of this Agreement (whether the same provision or different provisions), whether or not such failures to comply are corrected after notice of default is given, or fails on two (2) or more separate occasions within any period of twelve (12) consecutive months to comply with the same provision under this Agreement, whether or not such failures to comply are corrected after notice of default is given;

(14) Franchisee or any of its Owners fails to comply with any other provision of this Agreement or any mandatory System Standard, or to pass Franchisor's quality control inspection, and does not correct such failure within thirty (30) days after Franchisee's receipt of Franchisor's written notice of such failure to comply;

(15) any license or permit necessary for the Outlet's proper operation is suspended, revoked or not renewed;

(16) Franchisee violates any health, safety, environmental or sanitation law, ordinance or regulation, or operates the Outlet in an unsafe manner, and does not immediately begin to cure the violation, and correct the violation to Franchisor's satisfaction within twenty-four (24) hours, after receiving written notice thereof;

(17) any franchise agreement or other material agreement between Franchisor (or any of its Affiliates) and Franchisee (or any of its Affiliates), (but excluding the Development Agreement, if applicable) is terminated by any party, excluding the permanent closing of any UFood Outlets with the prior written approval of Franchisor; or

(18) Franchisee has attempted to terminate this Agreement or any other franchise agreement with Franchisor without complying with Section 15.A. of this Agreement or the applicable section of such franchise agreement.

15.C. TERMINATION OF CERTAIN RIGHTS OF FRANCHISEE.

If Franchisor is entitled to terminate this Agreement in accordance with Section 15.B., Franchisor shall have the option to terminate any one or more of the following instead of terminating this Agreement:

(1) Franchisee's right to participate in any conventions offered by Franchisor from time to time;

(2) Franchisee's right to provide Catering Services or Delivery Services; and

(3) any exclusivity for the Territory granted under Section 2.B. of this Agreement,

effective ten (10) days after delivery of written notice thereof to Franchisee. If any of such rights, options or arrangements are terminated in accordance with this Subsection, such termination shall be without prejudice to Franchisor's right to terminate this Agreement in accordance with Section 15.B. or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

15.D. ASSUMPTION OF MANAGEMENT.

Franchisor has the right (but not the obligation), under the circumstances described below or in Section 13.E., to enter the Site and assume the Outlet's management for any period of time that Franchisor deems appropriate. If Franchisor assumes the Outlet's management under Subparagraphs (1) and (2) below or pursuant to Section 13.E., Franchisee must pay Franchisor (in addition to the Royalty Fees, Systemwide Advertising Fund contributions and other amounts due Franchisor) One Thousand Dollars ($1,000) per day, plus all direct out-of-pocket costs and expenses incurred by Franchisor, during this time. If Franchisor assumes the Outlet's management, Franchisee acknowledges that Franchisor will have a duty to utilize only reasonable efforts and will not be liable to Franchisee or its Owners for any debts, losses, or obligations the Outlet incurs, or to any of Franchisee's creditors for any supplies or other assets or services purchased for the Outlet, while Franchisor manages it. Franchisor has the unrestricted right to assign its rights under this Section 15.D.

Franchisor may assume the Outlet's management under the following circumstances or as provided in Section 13.E.:

(1) if Franchisee abandons or fails actively to operate the Outlet;

(2) if Franchisee fails to comply with any provision of this Agreement or any System Standard and does not correct the failure within the time period Franchisor specifies in its notice to Franchisee; or

(3) if this Agreement expires or is terminated and Franchisor is deciding whether to exercise its option to purchase the Outlet's assets under Section 16.F. below.

Franchisor's exercise of its rights under Subparagraphs (1) or (2) above will not affect its right to terminate this Agreement under Section 15.B. above.

15.E. EFFECT OF TERMINATION.

Any provision of this Agreement to the contrary notwithstanding, the termination of this Agreement shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liabilities or claims accrued, or arising out of events occurring prior to, the effective date of termination. Neither the right of termination, nor the right to sue for damages or any other remedy available to either party hereunder, shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

16.	RIGHTS AND OBLIGATIONS OF FRANCHISOR AND FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE AGREEMENT.

16.A. PAYMENT OF AMOUNTS OWED.

Franchisee shall immediately pay to Franchisor and its Affiliates upon termination or expiration of this Agreement for any reason such Royalty Fees, Systemwide Advertising Fund contributions, amounts owed for purchases by Franchisee, interest due on any of the foregoing, and all other amounts owed to Franchisor or its Affiliates which are then unpaid, whether or not attributable to the Outlet.

16.B. MARKS AND TRADE DRESS.

Upon the termination or expiration of this Agreement for any reason (without grant of a Successor Franchise), Franchisee and its Owners shall:

(1) except in connection with other UFood Outlets operated pursuant to effective franchise agreements with Franchisor, immediately cease use of all the Marks and Trade Dress and not thereafter directly or indirectly at any time or in any manner identify itself or any business as a current or former UFood Outlet, or as a current or former franchisee of or as otherwise associated with Franchisor, or use any Mark or Trade Dress, any colorable imitation thereof or any mark or trade dress substantially identical to or deceptively similar to any Mark or Trade Dress in any manner or for any purpose, or utilize for any purpose any trade name, trademark or service mark, or other commercial symbol or trade dress that suggests or indicates a connection or association with Franchisor;

(2) immediately remove from the Site all signs containing any Mark, remove the Marks from all vehicles, fixtures, furnishings, decor items and other objects displaying any Mark at the Site, and return to Franchisor or destroy all signs, packaging materials and forms, advertising and promotional materials, menus, paper goods, catalogs, invoices and other materials containing any Mark or otherwise identifying or relating to a UFood Outlet;

(3) immediately take such action as may be required to cancel or, at Franchisor's option, to transfer to Franchisor or its designee, all fictitious or assumed name or equivalent registrations relating to its use of any Mark;

(4) immediately take all such actions as may be necessary to transfer any telephone number and any telephone directory listings associated with the Marks to Franchisor or its designee. Franchisee acknowledges that, as between Franchisor and Franchisee, Franchisor has the sole right to and interest in all telephone numbers and directory listings associated with the Marks. Concurrently with the execution of this Agreement, Franchisee shall execute Franchisor's form of collateral assignment of telephone numbers and listings (the "Telephone Number Assignment") attached to this Agreement as Exhibit G. Franchisee acknowledges and agrees that the telephone company and all listing agencies may accept the Telephone Number Assignment as conclusive evidence of the exclusive right of the Franchisor in such telephone numbers and directory listings and its authority to direct their transfer; and

(5) if Franchisor does not purchase the assets of the Outlet as provided in Section 16.F., at Franchisee's expense, immediately make such modifications and alterations, including removal of all distinctive physical and structural features associated with the Trade Dress or UFood Outlets, as may be necessary to distinguish the Site and the Outlet so clearly from its former appearance and from other UFood Outlets as to prevent any possibility that the public will associate the Site with UFood Outlets and to prevent confusion created by such association. At a minimum, such changes and modifications to the Outlet will include: (a) repainting, and, where applicable, recovering both the exterior and interior of the Outlet with different colors, including removing distinctive colors and designs from the walls; (b) removing all Trade Dress, fixtures and other decor items and replacing them with other items not of the general type and appearance customarily used in a UFood Outlet; and (c) removing all exterior and interior signage bearing any Mark. If Franchisee fails to initiate immediately or complete such modifications, alterations and/or removals within such time as Franchisor deems appropriate, Franchisee agrees that Franchisor or its designated agents may enter the Outlet and adjacent areas, without prior notice, to make such modifications, alterations and/or removals, at Franchisee's expense, without liability for trespass or damages. Franchisee expressly acknowledges that its failure to make such alterations will cause irreparable injury to Franchisor and consents to entry, at Franchisee's expense, of an ex-parte order by any court of competent jurisdiction authorizing Franchisor or its agents to take such action, if Franchisor seeks such an order.

Franchisee shall furnish to Franchisor (i) within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to Franchisor of Franchisee's compliance with Subparagraphs (1), (3) and (4) of the foregoing obligations, and (ii) within thirty (30) days after the later of expiration of Franchisor's option to purchase the Outlet, as provided in this Section, or receipt of notice that Franchisor elects not to purchase the Outlet pursuant to this Section, evidence satisfactory to Franchisor of Franchisee's compliance with all of the foregoing obligations. If Franchisor exercises its option to purchase the Outlet under this Section, Franchisor shall direct Franchisee regarding which, if any, of the above requirements Franchisee shall observe.

16.C. CONFIDENTIAL INFORMATION.

Franchisee agrees that upon termination or expiration of this Agreement for any reason (without grant of a Successor Franchise):

(1) it, and all of its Affiliates, Owners, employees, agents and other representatives, will immediately cease to use, and will maintain the absolute confidentiality of, any Confidential Information and will refrain from using such Confidential Information in any business or otherwise; and

(2) it will return to Franchisor all copies of the Manuals and any other confidential materials which have been loaned or made available to it by Franchisor.

16.D. COVENANT NOT TO COMPETE.

Upon expiration or termination of this Agreement for any reason (without grant of a Successor Franchise), other than pursuant to Section 15.A., neither Franchisee nor any of its Owners shall directly or indirectly (through a member of the Immediate Family of Franchisee or a Owner or otherwise), for a period of eighteen (18) months commencing on the effective date of such termination or expiration, or the date on which all persons bound by this Subsection begin complying fully with this Subsection, whichever is later:

(1) have any controlling or non-controlling interest as a record or beneficial owner in any Competitive Business located or operating: (a) at the Site; (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory or within five (5) miles of the boundary of the Territory, provided that the restrictions contained in this paragraph 16.D(1) shall not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than one-half percent (0.5%) of the number of shares of that class of securities issued and outstanding;

(2) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating: (a) at the Site; (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory or within five (5) miles of the boundary of the Territory;

(3) directly or indirectly loan any money or other thing of value to, guaranty any loan to, lease any personal or real property to, or permit the use of its name in connection with, any Competitive Business located or operating: (a) at the Site; (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory or within five (5) miles of the boundary of the Territory;

(4) divert or attempt to divert any actual or potential business or customers of any UFood Outlet to any Competitive Business, wherever located or operating; or

(5) employ or seek to employ any individual who is employed by Franchisor, its Affiliate or any developer or franchisee of a UFood Outlet, or otherwise directly or indirectly induce or attempt to induce any such individual to leave said employment, without the prior written consent of such individual's employer.

Without limiting the foregoing, and in addition to any other remedies Franchisor may have under this Agreement, if Franchisee or any Affiliate of Franchisee should hire an individual who, at the time of such hiring, is employed by Franchisor or one of its Affiliates and whose duties include training, Franchisee shall promptly pay to Franchisor as liquidated damages an amount equal to the then current annual salary of the individual as reflected in the personnel records of Franchisor or its Affiliate, as applicable. Franchisee acknowledges and agrees that Franchisor makes a substantial investment in its training personnel and that the aforementioned liquidated damages are a reasonable estimate of the actual damages which would be incurred by Franchisor or its Affiliate.

16.E. CONTINUING OBLIGATIONS.

All obligations of Franchisor and Franchisee which expressly or by their nature survive or are intended to survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

16.F. FRANCHISOR'S RIGHT TO PURCHASE ASSETS OF THE OUTLET.

Upon expiration or termination of this Agreement for any reason (without the grant of a Successor Franchise), other than pursuant to Section 15.A., Franchisor or its assignee shall have the option, exercisable by giving written notice thereof within sixty (60) days from the date of such expiration or termination, to purchase from Franchisee and/or any of its Affiliates, as applicable, any or all of the assets used in the Outlet. As used in this Paragraph, "assets" shall mean and include leasehold improvements, Operating Assets, Nutritional Products, inventory, ingredients, materials and supplies, and the Lease (or, if Franchisee or its Affiliate owns the Site, the assets shall include the Site); provided, however, that Franchisor may exclude from the assets so purchased any assets which do not meet Franchisor's then current System Standards for new UFood Outlets. Franchisor shall have the unrestricted right to assign this option to purchase.

At its option, Franchisor may exercise its option to purchase the assets under this Subsection on a conditional basis, subject to completion to Franchisor's satisfaction of any due diligence, inspection or tests that Franchisor designates. Franchisee shall cooperate fully with Franchisor and its representatives in connection with any such due diligence, inspections and tests. Within sixty (60) days after delivering its written notice to conditionally exercise its option to purchase the assets under this Subsection, Franchisor shall notify Franchisee of its decision (1) to proceed with the purchase of the assets, or (2) to cancel its purchase of the assets for any reason that Franchisor deems appropriate. Franchisor or its assignee shall be entitled to all customary indemnities, warranties and representations given by the seller of a business in connection with its asset purchase, including indemnities for all actions, events and conditions that existed or occurred prior to the closing of the purchase in connection with the Outlet or Franchisee's business and representations and warranties as to: (1) ownership, condition and title to assets; (2) absence of liens and encumbrances relating to the assets; (3) validity of contracts; and (4) liabilities, contingent or otherwise, affecting the assets.

The purchase price for the assets shall be equal to their fair market value, provided that the purchase price shall take into account the termination or expiration of this Agreement and shall not contain any factor or increment for any trademark, service mark or other commercial symbol used in connection with the operation of the Outlet or any goodwill or "going concern" value for the Outlet.

If Franchisor and Franchisee cannot agree on the fair market value of the assets to be purchased, fair market value will be determined by three (3) independent appraisers, each of whom will conduct a separate appraisal and, in doing so, be bound by the terms of this Subsection concerning the purchase price. Franchisor will appoint one appraiser, Franchisee will appoint one appraiser, and the two appraisers will appoint the third appraiser. Franchisor and Franchisee shall select their respective appraisers within fifteen (15) days after Franchisor notifies Franchisee that Franchisor wishes to exercise its purchase option (if Franchisor and Franchisee have not agreed on fair market value before then) and the two appraisers so chosen shall be obligated to appoint the third appraiser within fifteen (15) days after they have both been appointed. Franchisor and Franchisee will each bear the cost of its own appraiser and share equally the fees and expenses of the third appraiser. The appraisers must complete their appraisals within thirty (30) days after the third appraiser's appointment. The purchase price to be paid will be the median of the fair market values determined by the three (3) appraisers.

The purchase price shall be paid in cash, a cash equivalent, or marketable securities of equivalent value at the closing of the purchase, which shall take place no later than ninety (90) days after receipt by Franchisee of notice of exercise of this option to purchase, at which time Franchisee shall deliver instruments transferring to Franchisor or its designee: (i) good, valid, marketable and indefeasible title (or equivalent rights) to the assets purchased, free and clear of any mortgage, claim, lien or encumbrance (other than liens and security interests acceptable to Franchisor or its designee), with all sales and other transfer taxes paid by Franchisee; (ii) all licenses and permits of the Outlet which may be assigned or transferred; and (iii) the Lease or fee interest in the Site. Local custom shall be followed as to formalities of any transfer documentation, closing costs and closing logistics. In the event that Franchisee cannot deliver clear title to all of the purchased assets as aforesaid, or in the event there shall be other unresolved issues, the closing of the sale shall be accomplished through an escrow. Further, Franchisee and Franchisor shall, prior to closing, comply with all applicable legal requirements, including the bulk sales provisions of the Uniform Commercial Code of the state in which the Outlet is located (if any) and the notification and other provisions of any applicable tax laws and regulations applying to bulk transfers outside of the ordinary course of business. Franchisee shall, prior to or simultaneously with the closing of the purchase, pay all tax liabilities incurred in connection with the operation of the Outlet. Franchisor shall have the right to set off against and reduce the purchase price by any and all amounts owed by Franchisee to Franchisor or its Affiliates, and the amount of any encumbrances or liens against the assets or any obligations assumed by Franchisor or its designee.

If Franchisor or its designee exercises this option to purchase, pending the closing of such purchase, Franchisor shall have the right to appoint a manager to maintain the operation of the Outlet pursuant to Section 15.D. Alternatively, Franchisor may require Franchisee to close the Outlet during such time period without removing any assets from the Outlet. Franchisee shall maintain in force all insurance policies required pursuant to this Agreement through the date of closing. If the Site is leased, Franchisor will indemnify and hold harmless Franchisee from any ongoing liability under the Lease from the date Franchisor assumes possession of the Site.

17.	RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.

17.A. INDEPENDENT CONTRACTORS.

It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Franchisor and Franchisee are and shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. Franchisee shall conspicuously identify itself in all dealings with customers, suppliers, vendors, public officials, Franchisee personnel, and others as the owner of the Outlet under a franchise granted by Franchisor and shall conspicuously and prominently place such other notices of independent ownership on the Site and on such forms, menus, guest checks, employment applications, business cards, stationery, advertising, and other materials as Franchisor may require from time to time.

17.B. NO LIABILITY FOR ACTS OF OTHER PARTY.

Franchisee shall not employ any of the Marks in signing any contract, application for any license or permit, or in a manner that may result in liability of Franchisor or its Affiliates for any indebtedness or obligation of Franchisee. Except as expressly authorized in writing, neither Franchisor nor Franchisee shall make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other, or represent that their relationship is other than franchisor and franchisee, and neither Franchisor nor Franchisee shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing. Franchisor shall not be obligated for any damages to any person or property directly or indirectly arising out of the operation of the Outlet or Franchisee's business under this Agreement.

17.C. TAXES.

Franchisor shall have no liability for any sales, use, service, occupation, excise, gross receipts, income, property, payroll, employee withholding or other taxes, whether levied upon this Agreement, Franchisee, the Outlet or Franchisee's property, or upon Franchisor, in connection with the sales made or business conducted by Franchisee, except any taxes Franchisor is required by law to collect from Franchisee with respect to purchases from Franchisor and Franchisor's income taxes. Payment of all such taxes shall be the responsibility of Franchisee.

17.D. INDEMNIFICATION OF FRANCHISOR.

Franchisee agrees to indemnify, defend and hold Franchisor and the other Franchisor Indemnified Parties harmless against, and to reimburse them for, any and all taxes described in Section 17.C. and any and all claims against, and losses, obligations, damages and expenses incurred by, any one or more of the Franchisor Indemnified Parties directly or indirectly arising out of:

(1) this Agreement or the development or operation of the Outlet, including any breach or violation of any agreement, contract or commitment by Franchisee resulting from Franchisee's execution and delivery of this Agreement or performance of any of its obligations hereunder or liabilities asserted by Owners, employees, agents or other representatives of Franchisee arising in connection with training provided by Franchisor, its Affiliates or designees or otherwise;

(2) unauthorized activities conducted in association with the Marks;

(3) any occurrence at the Site, whether associated with the operation of the Outlet or otherwise; or

(4) the transfer of any interest in this Agreement, the Outlet, some or all of the assets of the Outlet or Franchisee in any manner not in accordance with this Agreement.

For purposes of this indemnification, "claims" shall mean and include all obligations, actual, incidental, consequential, special, and punitive damages, and costs incurred in the defense or settlement of any claim, including reasonable accountants', attorneys', attorney assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and any other expenses of litigation, arbitration or alternative dispute resolution, regardless of whether litigation, arbitration or alternative dispute resolution is commenced. Franchisor and the other Franchisor Indemnified Parties shall have the right to defend any such indemnified claim against them in such manner as Franchisor deems appropriate or desirable, and Franchisee may not settle any claim or take any other remedial, corrective or similar actions relating to a claim without Franchisor's consent. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. A Franchisor Indemnified Party need not seek recovery from an insurer or other third party, or otherwise mitigate its losses or expenses, in order to maintain and recover fully a claim against Franchisee.

18.	GENERAL PROVISIONS.

18.A. ARBITRATION.

Franchisor and Franchisee agree that all controversies, disputes, or claims between Franchisor and its affiliates, and its and their respective owners, officers, managers, agents, and employees, as applicable, and Franchisee (and its owners, guarantors, affiliates, and employees, as applicable) arising out of or related to:

(1) this Agreement or any other agreement between Franchisee and Franchisor;

(2) Franchisor's relationship with Franchisee;

(3) the scope and validity of this Agreement or any other agreement between Franchisee and Franchisor or any provision of any such agreement, including the validity and scope of the arbitration obligation under this Section, which Franchisor and Franchisee acknowledge are to be determined by the arbitrator and not by a court; or

(4) any System Standard;

must be submitted for binding arbitration, on demand of either party, to the American Arbitration Association. The arbitration proceedings will be conducted by one arbitrator and, except as this subsection otherwise provides, according to the then current commercial arbitration rules of the American Arbitration Association. All proceedings will be conducted at a suitable location chosen by the arbitrator which is within five (5) miles of Franchisor's then existing principal business address. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.

The arbitrator has the right to award or include in his or her award any relief which he or she deems proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any mark generic or otherwise invalid and, except as Section 18.G. otherwise provides, Franchisor and Franchisee (and the Owners) waive any right to or claim for any exemplary or punitive damages. The arbitrator’s award and decision shall be conclusive and binding upon all parties.

Franchisor and Franchisee agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. Franchisor and Franchisee further agree that, in any arbitration proceeding, each party must submit or file any claim which would constitute a compulsory counterclaim (as defined by the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any claim which is not submitted or filed as required is forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either Franchisee or Franchisor. Franchisor reserves the right, but has no obligation, to advance any portion of your share of the costs of any arbitration proceeding in order for such arbitration proceeding to take place and by doing so shall not be deemed to have waived or relinquished its right to seek the recovery of those costs in accordance with Section 18.F above.

Franchisor and Franchisee agree that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between Franchisor and its affiliates, and its and their respective owners, officers, managers, agents, and employees, as applicable, and Franchisee (and the Owners, and Franchisor's guarantors, affiliates, and employees, as applicable) may not be commenced, conducted, consolidated or combined in any way with any other arbitration proceeding or claim between us and any other Person. Notwithstanding the foregoing or anything to the contrary in this Section 18, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section 18.A., then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with this Section 18 (excluding this Section 18.A.).

Despite this agreement to arbitrate, Franchisor and Franchisee each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that they must contemporaneously submit the dispute for arbitration on the merits as provided in this subsection.

The provisions of this subsection are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.

If either party commences any legal action or proceeding in any court in contravention of the terms of this Section 18.A., that party shall pay all costs and expenses that the other party incurs in the action or proceeding, including, without limitation, reasonable attorneys’ and related fees.

18.B. SPECIFIC ENFORCEMENT.

Each party to this Agreement agrees that this Section 18 shall be specifically enforceable against such party by the other parties. The provisions of this Section 18 are intended to benefit and bind third party non-signatories and shall continue in full force and effect subsequent to and notwithstanding the expiration and termination of this Agreement.

18.C. GOVERNING LAW.

Except to the extent governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.), the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement, the rights and obligations of the parties hereto and the relationship of the parties hereto shall, by this express agreement of the parties, be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts of law provisions, except that any Nevada law regulating the offer and sale of franchises, business opportunities or similar rights, or governing the relationship of the parties to a contract involving those rights, shall not apply unless its jurisdictional requirements are met independently without reference to this paragraph.

18.D. INJUNCTIVE RELIEF.

Notwithstanding anything to the contrary contained in Section 18.A hereof, Franchisor and Franchisee each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided that they must contemporaneously submit for arbitration on the merits any Dispute required to be arbitrated pursuant to Section 18.A. Franchisee and its Affiliates, and their respective officers, directors, owners, employees, agents and representatives, agree to entry without bond of temporary and permanent injunctions and orders of specific performance enforcing any of the provisions of this Agreement. If Franchisor secures any such injunction or order of specific performance, Franchisee further agrees to pay Franchisor an amount equal to the aggregate of its costs of obtaining any such relief, including reasonable attorneys' fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, and any damages incurred by Franchisor as a result of any breach.

18.E. CONSENT TO JURISDICTION.

Subject to the arbitration provisions of this Agreement and the provisions below, Franchisee and the Owners agree that all litigation proceedings arising under this Agreement or otherwise as a result of the relationship between Franchisee and Franchisor must be commenced in the state, and in the state or federal court of general jurisdiction closest to, where Franchisor's principal office then is located, and Franchisee (and the Owners) irrevocably submit to the jurisdiction of those courts and waive any objection Franchisee (or the Owners) might have to either the jurisdiction of or venue in those courts. Nonetheless, you and the Owners agree that Franchisor may enforce this Agreement and any arbitration orders and awards in the courts of the state or states in which Franchisee is domiciled or the Outlet is located.

18.F. COSTS AND ATTORNEYS' FEES.

If Franchisor incurs expenses due to Franchisee's failure to pay when due amounts owed to Franchisor, to submit when due any reports, information, or supporting records, or otherwise to comply with this Agreement, Franchisee agrees, whether or not Franchisor initiates a legal proceeding, to reimburse Franchisor for all of the costs and expenses incurred by Franchisor, including, without limitation, reasonable accounting, attorneys’, arbitrators’, and related fees.

18.G. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL.

Except in connection with claims by third parties for which a party is entitled to indemnification pursuant to this Agreement and claims Franchisor brings against Franchisee for unauthorized use of the Marks or unauthorized use or disclosure of any Confidential Information, Franchisor and Franchisee waive to the fullest extent permitted by law any right to or claim for any multiple, punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains. Franchisor and Franchisee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them.

18.H. LIMITATION OF CLAIMS.

Except for claims arising from Franchisee's nonpayment or underpayment of amounts owed to Franchisor or its Affiliates, any and all claims arising out of or relating to this Agreement or Franchisor's relationship with Franchisee will be barred unless a proceeding is commenced within one (1) year from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claim.

18.I. ENTIRE AGREEMENT.

This Agreement, together with the Manuals and the documents referred to herein, and the Exhibits and other attachments hereto, constitute the entire, full and complete agreement between Franchisor and Franchisee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Franchisee to execute this Agreement. No representations, inducements, promises, or agreements, oral or otherwise, not embodied or referenced in this Agreement or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. However, nothing in this or any related agreement is intended to disclaim the representations Franchisor made in the Franchise Disclosure Document that Franchisor furnished to you. Except as otherwise provided in this Agreement (including Franchisor's right to periodically implement and modify System Standards and modify the Manual), no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers in writing. Any policies that Franchisor adopts and implements from time to time to guide it in its decision-making are subject to change, are not a part of this Agreement and are not binding on Franchisor.

18.J. NOTICES.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other formal communications, required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and personally delivered, or sent by facsimile with proof of receipt (with a confirming copy mailed by registered mail as described herein), or sent by a recognized overnight courier service, or sent by registered mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Franchisee, to:
________________________________
________________________________
________________________________
________________________________
Attention:______________________________________
                  ______________________________________
Telephone No.:__________________________________
Facsimile No.:___________________________________

If to Franchisor, to:	UFood Restaurant Group, Inc. 255 Washington Street Suite 100 Newton, Massachusetts 02458 Attention: President Telephone No.: (617) 787-6000 Facsimile No.: (617) 787-6010

Such notices and other communications shall be deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered mail.

18.K. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.

Except as expressly provided to the contrary elsewhere herein, each section, part, term and/or provision of this Agreement shall be considered severable and shall be construed as independent of any other section, part, term and/or provision of this Agreement. If, for any reason, all or any part of any section, part, term and/or provision herein is held to be invalid, unenforceable, or in conflict with any applicable law by a court or properly convened arbitrators having valid jurisdiction in an unappealed final decision to which Franchisor is a party or by which Franchisor may be bound, such holding shall not impair the operation of, or have any other effect upon, any other section, part, term and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid or unenforceable sections, parts, terms and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable.

To the extent that any restrictive covenant contained in this Agreement is deemed unenforceable because of its scope in terms of area, activity prohibited and/or length of time, Franchisee and its Owners agree that the unenforceable provision will be deemed modified or limited to the extent and in the manner necessary to make that particular provision valid, and to make the obligations enforceable to the fullest extent possible, under the laws applicable to the covenant's validity. If any provision of this Agreement is inconsistent with any law applicable to this Agreement which requires a greater advance notice of termination or nonrenewal than is required under this Agreement, then both parties will comply with the requirements of that law as if they were substituted for the inconsistent provision(s) of or added to this Agreement. If any law applicable to this Agreement makes any provision of this Agreement (including any provision in the Manuals and any System standard) invalid or unenforceable, then Franchisor will have the right, in its sole discretion, to modify that provision to the extent necessary to make it valid and enforceable. Franchisee agrees to be bound by each provision of this Agreement to the greatest extent to which it may lawfully be bound.

18.L. THIRD PARTY BENEFICIARIES.

Except as expressly provided herein, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any customer, Affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

18.M. WAIVERS.

No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by the party to be charged therewith. No waiver of any breach of any covenant, agreement, term or provision of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect. Any waiver granted by Franchisor will be without prejudice to any other rights of Franchisor, will be subject to Franchisor's continuing review, and may be revoked at any time and for any reason, effective upon delivery of ten (10) days' written notice to Franchisee.

18.N. NO WARRANTIES OR GUARANTEES.

Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee, by providing any waiver, approval, consent or suggestion to Franchisee in connection with this Agreement, or by reason of any delay, or denial of any request therefor.

18.O. FORCE MAJEURE.

Neither party will be liable for loss or damage or be in breach of this Agreement if its failure to perform its obligations results from:

(1) compliance with the orders, requests, regulations, recommendations, or instructions of any federal, state, or municipal government or any of its departments or agencies;

(2) acts of God;

(3) fires, strikes, embargoes, war, or riot; or

(4) any other similar event or cause.

Any delay resulting from any of these causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that these causes will not excuse payments of amounts owed at the time of the occurrence or payment of Royalty Fees, Systemwide Advertising Fund contributions or other fees or contributions due afterward pursuant to this Agreement.

18.P. ASSIGNMENT.

Subject to the restrictions on transfer herein, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

18.Q. CONSTRUCTION.

The section and other headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. The words "including," "include" and other words of similar import shall be interpreted to mean "including, but not limited to."

18.R. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.S. CUMULATIVE REMEDIES.

All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

18.T. NO WITHHOLDING OF PAYMENTS.

Franchisee may not withhold payment of any amounts owed to Franchisor or its Affiliate on the grounds of alleged noncompliance by Franchisor or its Affiliate with any of its obligations under this Agreement, the Development Agreement or any other agreement between Franchisor or its Affiliate and Franchisee.

18.U. EXERCISE OF BUSINESS JUDGMENT.

Franchisor has the right to operate, develop and change the System and System Standards in any manner that is not specifically prohibited by this Agreement. Whenever Franchisor has reserved in this Agreement a right to take or withhold an action, or to grant or decline to grant Franchisee a right to take or omit an action, Franchisor may, except as otherwise specifically provided in this Agreement, make its decision or exercise its rights based on the information readily available to it and its judgment of what is in its or its Affiliates' best interests and/or the best interests of UFood Outlets as a whole at the time the decision is made, regardless of whether Franchisor could have made other reasonable or even arguably preferable alternative decisions or whether Franchisor's decision or the action it takes promotes its or its Affiliates' financial or other individual interest.

18.V. ELECTRONIC MAIL.

Franchisee acknowledges and agrees that exchanging information with Franchisor by e-mail is efficient and desirable for day-to-day communications and that Franchisor and Franchisee may utilize e-mail for such communications. Franchisee authorizes the transmission of e-mail by Franchisor and Franchisor's employees, vendors, and affiliates ("Official Senders") to Franchisee during the term of this Agreement.

Franchisee further agrees that: (a) Official Senders are authorized to send e-mails to those of Franchisee's employees as Franchisee may occasionally authorize for the purpose of communicating with Franchisor; (b) it will cause its officers, directors, and employees to give their consent to Official Senders' transmission of e-mails to them; (c) that it will require such persons not to opt out or otherwise ask to no longer receive e-mails from Official Senders during the time that such person works for or is affiliated with Franchisee; and (d) it will not opt out or otherwise ask to no longer receive e-mails from Official Senders during the term of this Agreement.

The consent given in this Section 18.V. shall not apply to the provision of notices by either party under this Agreement pursuant to Section 18.J. using e-mail unless the parties otherwise agree in a written document manually signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals on the day and year first above written.

UFood Restaurant Group, Inc., a Nevada corporation By:___________________________________ Title:___________________________________	[Franchisee] ___________________________________ By:___________________________________ Title:___________________________________

JOINDER OF OWNERS

In consideration of the grant of the rights to Franchisee pursuant to the foregoing Franchise Agreement, and as an inducement to Franchisor's grant of such rights, the undersigned Owners hereby agree to be personally bound by all provisions of the foregoing Franchise Agreement applicable to Owners.

___________________________________ Name: ___________________________________ Name:	___________________________________ Name: ___________________________________ Name:

EXHIBIT A

FRANCHISEE ACKNOWLEDGMENTS
AND REPRESENTATIONS STATEMENT

1. Franchisee acknowledges that it has read the Franchise Agreement (the "Agreement") between UFood Restaurant Group, Inc. ("Franchisor") and Franchisee dated as of the date hereof and Franchisor's Franchise Disclosure Document in their entirety and that it understands and accepts the terms, conditions, and covenants contained in the Agreement as being reasonably necessary to maintain Franchisor's high standards of quality and service at UFood Outlets and to protect and preserve the goodwill of the Marks. (Capitalized terms not defined herein shall have the respective meanings set forth in the Agreement.) Franchisee acknowledges that: (1) Franchisor delivered and Franchisee received a copy of Franchisor's Franchise Disclosure Document at the earlier of fourteen (14) calendar days prior to the execution of the Agreement or the payment of any consideration by Franchisee in connection with the transaction contemplated in the Agreement; and (2) Franchisor delivered and Franchisee received the Agreement in form for execution at least seven (7) calendar days prior to the execution of the Agreement.

2. Franchisee acknowledges that the food service and nutritional supplement businesses are highly competitive, with often challenging market conditions. Franchisee acknowledges that it has conducted an independent investigation of the business venture contemplated by the Agreement and recognizes that, like any other business, the nature of the business conducted by UFood Outlets may change over time, that an investment in a UFood Outlet involves business risks and that the success of the venture is largely dependent upon the business abilities and efforts of Franchisee. Franchisee acknowledges and agrees that it is not entering into this Agreement as a result of any representations about Franchisor made by Franchisor’s shareholders, officers, directors, members, employees, agents, representatives, independent contractors, franchisees or area developers that are contrary to the terms set forth in this Agreement or in any disclosure document, prospectus or any similar document required or permitted to be given to you pursuant to applicable law.

3. Franchisee acknowledges and agrees that Franchisor may (at its option) also allow variations between developers and franchisees in the areas of trademarks, trade dress, operation items or other aspects of UFood Outlets. Franchisee acknowledges and agrees that only Franchisor may determine what variations Franchisee may use and that Franchisee will in any event conform strictly to the standards, specifications, operating procedures and rules which Franchisor establishes for the Outlet.

Franchisee understands and accepts that, over time during the term of the Agreement, Franchisor will continue to develop and refine various aspects of the System and that as products, services, operating procedures, trade dress and other refinements are introduced, Franchisor may, at its option, cease to allow some or all of the variations and may require uniformity among UFood Outlets as to aspects for which Franchisor had previously allowed variations. Franchisee acknowledges and agrees that this may mean that Franchisee may be required, for example, to change one or more of (a) the trademarks and/or service marks Franchisee uses; (b) the trade dress or operational procedures Franchisee uses; or (c) other aspects of the Outlet, whether already developed, under development or to be developed. Some or all of these changes may require Franchisee to make substantial additional capital expenditures. Franchisee acknowledges and agrees that Franchisor may discontinue any of the variations which it had previously allowed Franchisee to utilize and that Franchisee will conform to all required local, regional and/or national standards, specifications, operating procedures and requirements which Franchisor may establish from time to time even if it means substantial additional expense for Franchisee.

4. Franchisee acknowledges that other area developers and franchisees of Franchisor and its Affiliates have been and/or might be granted rights similar to those granted to Franchisee under the Agreement at different times and locations, under different market and economic conditions, and in different situations. Franchisee therefore acknowledges that the economic and other terms and conditions of such rights might vary substantially in form and substance from those granted under the Agreement.

5. Franchisee acknowledges that, except as expressly set forth in Franchisor's Franchise Disclosure Document:

(A) neither Franchisor nor any officer, director, employee, agent, representative or Affiliate thereof has made any representations or statements of actual, average, projected or forecasted sales, profits, earnings, cash flow or costs with respect to any UFood Outlets;

(B) neither Franchisor's sales personnel nor any employee, officer, director, agent, representative or Affiliate thereof is authorized to make any claims or statements as to the sales, profits, earnings, cash flow, costs or prospects or chances of success that any developer or franchisee can expect or that present or past franchisees or developers have had; and

(C) Franchisor specifically instructs its sales personnel, employees, officers, directors, agents, representatives and Affiliates that they are not permitted to make such claims or statements as to the sales, profits, earnings, cash flow, costs or the prospects or chances of success, nor are they authorized to represent or estimate amounts of sales, profits, earnings, cash flow, costs or other measures as to any aspect of the operation of UFood Outlets.

Franchisor recommends that applicants for UFood Outlet franchises make their own investigations and determine whether or not a UFood Outlet is profitable. Franchisor will not be bound by any unauthorized representations as to Franchisee's sales, profits, earnings, cash flow, costs or prospects or chances of success. Franchisor recommends that each applicant for a UFood Outlet franchise consult with an attorney of its choosing and further be represented by legal counsel at the time of closing of the purchase of its franchise. Franchisee acknowledges that it has had ample opportunity to consult with legal counsel and other professional advisors. Franchisee acknowledges that it has not received or relied on any representations about the rights granted under the Agreement by Franchisor, or its sales personnel, employees, officers, directors, agents, representatives or Affiliates, that are contrary to the statements made in Franchisor's Franchise Disclosure Document or to the terms of the Agreement or this Statement.

6. Franchisee acknowledges that in all of Franchisor's dealings with Franchisee, the officers, directors, employees, and agents of Franchisor act only in a representative capacity and not in an individual capacity. Franchisee further acknowledges that the Agreement, and all business dealings between Franchisee and such individuals as a result of the Agreement, are solely between Franchisee and Franchisor.

7. Franchisee acknowledges that Franchisor has the right to restrict Franchisee’s sources of Proprietary Products to Franchisor or its affiliates and that Franchisor has the right to restrict Franchisee’s sources of other goods and services as well, as provided in the Agreement.

8. Franchisee represents to Franchisor, as an inducement to its entry into the Agreement, that neither Franchisee nor its Owners have made any misrepresentations in obtaining the Franchise.

9. If Franchisee is a legal entity, Franchisee:

(A) represents that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions in which its business activities or the nature of properties owned by Franchisee requires such qualification, and has the authority to execute and deliver the Agreement and perform all of Franchisee's obligations under the Agreement; and

(B) agrees that all certificates representing Ownership Interests in Franchisee now outstanding or hereafter issued will be endorsed with a legend in form approved by Franchisor reciting that the transfer of Ownership Interests in Franchisee is subject to restrictions contained in the Agreement.

10. Franchisee, whether or not a legal entity, represents and warrants that Franchisee is not subject to any restriction, agreement, contract, commitment, law, judgment or decree which would prohibit or be breached or violated by Franchisee's execution and delivery of the Agreement or performance of its obligations thereunder. At Franchisor's request, Franchisee shall furnish an opinion of counsel to Franchisor, in form and substance satisfactory to Franchisor, to the effect that the Agreement is a valid and binding agreement of Franchisee, enforceable against Franchisee in accordance with its terms, and that Franchisee is not subject to any restriction, agreement, law, judgment or decree which would prohibit or be violated by Franchisee's execution and delivery of the Agreement and performance of its obligations thereunder.

11. Franchisee further represents and warrants that all Owners of Franchisee and their interests therein are completely and accurately listed in Exhibit C to the Agreement and covenants that Franchisee will make, execute and deliver to Franchisor such revisions thereto as may be necessary during the term of the Agreement to reflect any changes in the information contained therein.

12. Franchisee represents and warrants that its domicile is as set forth below:
___________________________________
Address
___________________________________
City and State

[Franchisee]
___________________________________

By:_________________________________
Name:_______________________________
Title:___________________________________

Date:___________________________________

EXHIBIT B

IDENTITY OF DEVELOPER AND
DATE OF DEVELOPMENT AGREEMENT

The date of the Development Agreement and the identity of the Developer under the Development Agreement are as follows:

___________________________________
DEVELOPER

___________________________________
DATE

UFood Restaurant Group, Inc., a Nevada corporation By:___________________________________ Title:__________________________________	[Franchisee] ______________________________________ By:____________________________________ Title:___________________________________

B-1

EXHIBIT C

OWNERS

Listed below is the full name and mailing address of each Person who is an Owner of Franchisee and a description of the nature and amount of such Owner's direct or indirect equity or voting interest in Franchisee:

____________ (Initial here if the following statement is applicable and do not complete the rest of this exhibit.) The Owners of Franchisee and their respective equity and voting interests in Franchisee are the same as indicated in the Development Agreement with respect to the Owners and their interests in Developer.

Name:________________________________________
Address:______________________________________
______________________________________
______________________________________
______________________________________

Number of Ownership Interests Owned:______________
% of Total Ownership Interests:____________________
Number of Ownership Interests Owner is Entitled
to Vote:________________________________________
Other Interest (Describe):__________________________
_______________________________________

Name:________________________________________
Address:______________________________________
______________________________________
______________________________________
______________________________________

Number of Ownership Interests Owned:______________
% of Total Ownership Interests:____________________
Number of Ownership Interests Owner is Entitled
to Vote:________________________________________
Other Interest (Describe):__________________________
_______________________________________

Name:________________________________________
Address:______________________________________
______________________________________
______________________________________
______________________________________

Number of Ownership Interests Owned:______________
% of Total Ownership Interests:____________________
Number of Ownership Interests Owner is Entitled
to Vote:________________________________________
Other Interest (Describe):__________________________
_______________________________________

Name:________________________________________
Address:______________________________________
______________________________________
______________________________________
______________________________________

Number of Ownership Interests Owned:______________
% of Total Ownership Interests:____________________
Number of Ownership Interests Owner is Entitled
to Vote:________________________________________
Other Interest (Describe):__________________________
_______________________________________

C-1

UFood Restaurant Group, Inc., a Nevada corporation By:___________________________________ Title:__________________________________	[Franchisee] _____________________________________ By:___________________________________ Title:__________________________________

C-2

EXHIBIT D

SITE, FEES AND TERRITORY

1. Site. The Site of the Outlet is as follows:

2. Territory. The Territory is as follows:

3. Initial Franchise Fee. The Initial Franchise Fee is Thirty-Five Thousand Dollars ($35,000).

UFood Restaurant Group, Inc., a Nevada corporation By:__________________________________ Title:_________________________________	____________________________________ [Franchisee] By:__________________________________ Title:_________________________________

D-1

EXHIBIT E

GUARANTY AND ASSUMPTION OF FRANCHISEE'S OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF FRANCHISEE'S OBLIGATIONS is given this                 day of                   , 200__, by the undersigned.

Franchisee:	_____________________________________________
Date of Franchise Agreement:	_____________________________________________

In consideration of, and as an inducement to, the execution of the UFood Franchise Agreement dated as indicated above (the "Franchise Agreement") by UFood Restaurant Group, Inc. ("Franchisor"), each of the undersigned and any other parties who sign counterparts of this guaranty (referred to herein individually as a "Guarantor" and collectively as "Guarantors") hereby personally and unconditionally: (a) guarantees to Franchisor, and its successors and assigns, for the term of the Franchise Agreement and thereafter as provided in the Franchise Agreement, that Franchisee shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Franchise Agreement; and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Franchise Agreement as if the undersigned were a signatory to the Franchise Agreement, both monetary obligations and other obligations, including, without limitation, arbitration obligations, the obligation to pay costs and legal fees as provided in the Franchise Agreement, and the obligation to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities (including, without limitation, the provisions of the Franchise Agreement relating to competitive activities).

Each Guarantor waives:

(1) acceptance and notice of acceptance by Franchisor of the foregoing undertakings;

(2) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed;

(3) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed;

(4) any right such Guarantor might have to require that an action be brought against Franchisee or any other Person as a condition of liability; and

(5) any and all other notices and legal or equitable defenses to which such Guarantor might be entitled.

Each Guarantor consents and agrees that:

(A) such Guarantor's direct and immediate liability under this Guaranty shall be joint and several not only with Franchisee, but also among the Guarantors and other guarantors of Franchisee's obligations;

(B) such Guarantor shall render any payment or performance required under the Franchise Agreement upon demand;

(C) such liability shall not be contingent or conditioned upon pursuit by Franchisor of any remedies against Franchisee or any other Person;

(D) such liability shall not be diminished, relieved or otherwise affected by any subsequent rider or amendment to the Franchise Agreement or by any extension of time, credit or other indulgence which Franchisor may from time to time grant to Franchisee or to any other person, including, without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this Guaranty, which shall be continuing and irrevocable throughout the term of the Franchise Agreement and for so long thereafter as there are any monies or obligations owing to Franchisor under the Franchise Agreement; and

(E) the written acknowledgment of Franchisee, accepted in writing by Franchisor, or the judgment of any court or arbitration panel of competent jurisdiction establishing the amount due from Franchisee shall be conclusive and binding on the undersigned as Guarantors.

If Franchisor is required to enforce this Guaranty in a judicial or arbitration proceeding, and prevails in such proceeding, it shall be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys' assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If Franchisor is required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the Guarantors shall reimburse Franchisor for any of the above-listed costs and expenses incurred by it.

Each of the undersigned Guarantors represents and warrants that, if no signature appears below for such Guarantor's spouse, such Guarantor is either not married or, if married, is a resident of a state which does not require the consent of both spouses to encumber the assets of the Guarantor's marital estate.

This Guaranty, the rights and obligations of the Guarantors and the Franchisor, and the relationship of the Guarantors and the Franchisor shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, each Guarantor has hereunto affixed his signature on the same day and year as the Franchise Agreement was executed.

Print Name:_______________________	Print Spouse's Name:__________________
Signature:________________________	Signature:___________________________

Print Name:______________________	Print Spouse's Name:__________________
Signature:________________________	Signature:___________________________

EXHIBIT F

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(Franchise Agreement Form)

THIS AGREEMENT (the "Agreement") is made and entered into as of this _____ day of _____________, 20___ (the “Effective Date”), by and among COVENANTOR (defined below), UFood Restaurant Group, Inc., a corporation organized under the laws of the State of Nevada, U.S.A. ("COMPANY") and ___________________________________________, a ______________________________ (“FRANCHISEE”).

"COVENANTOR":	__________________________________________________________________________________________

Address:	__________________________________________________________________________________________________
__________________________________________________________________________________________________
__________________________________________________________________________________________________

1.	PREAMBLES.

COMPANY has signed or intends to sign a franchise agreement with FRANCHISEE (the "Franchise Agreement"), under which COMPANY grants to FRANCHISEE certain rights with regard to the operation a retail outlet offering food service featuring low-fat, low-carbohydrate and low-calorie food items selected beverages and nutritional products under the trademark “UFood™” (“UFood Outlets”). Before allowing COVENANTOR to have access to the Confidential Information (defined below), and as a material requirement necessary to protect COMPANY's proprietary rights in and FRANCHISEE's right to use the Confidential Information, COMPANY and FRANCHISEE require that COVENANTOR enter into this Agreement.

To induce COMPANY to enter into the Franchise Agreement and/or to avoid a material breach thereof, as the case may be, COMPANY, FRANCHISEE and COVENANTOR desire that COVENANTOR enter into this Agreement. Furthermore, due to the nature of COMPANY's and FRANCHISEE's business, any use or disclosure of the Confidential Information other than in accordance with this Agreement will cause COMPANY and FRANCHISEE substantial harm.

2.	DEFINITIONS.

The following terms shall have the meanings set forth below:

(a.) “Affiliate”: With respect to any Person, a Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For all purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities by contract, or otherwise.

(b.) “Competitive Business”: A business or enterprise, other than a UFood Outlet operated by Franchisor, by an Affiliate of Franchisor or pursuant to a valid franchise agreement with Franchisor or one of its Affiliates, that:

(1) derives twenty-five percent (25%) or more of its total revenue from the sale of food items and/or beverages that are marketed as low-fat and/or low-carbohydrate or low-calorie;

(2) derives five percent (5%) or more of its total revenue from the sale of Nutritional Products; or

(3) grants or has granted franchises or licenses, or establishes or has established joint ventures, for the development and/or operation of one or more businesses or enterprises of a type described in either clause (1) or (2), above.

(c.) "Confidential Information": Certain confidential and proprietary information and trade secrets, including, but not limited to, the following categories of information, methods, techniques, procedures and knowledge developed or to be developed by COMPANY, its Affiliates, and/or developers and franchisees related to the development and operation of UFood Outlets:

(1) site selection criteria;

(2) standards, specifications, operating procedures and other methods, techniques, requirements, equipment, recipes, policies, information, concepts and systems relating to, and knowledge of and experience in, the development, operation and franchising of UFood Outlets;

(3) marketing research and advertising, marketing and promotional programs for UFood Outlets;

(4) knowledge concerning the logic, structure and operation of the Computer System (as defined in the Franchise Agreement) components and the Specified Software (as defined in the Franchise Agreement), and all additions, modifications and enhancements thereof, all data generated from use of the Computer System and Specified Software, and the logic, structure and operation of the database file structures containing such data and all additions, modifications and enhancements thereof;

(5) specifications for and knowledge of suppliers of Nutritional Products and other assets, products and supplies used at or sold from UFood Outlets;

(6) information concerning customers, customer lists, operating results, financial performance and other data of UFood Outlets (other than operating results, financial performance and other financial data of the Outlet);

(7) the Manuals (as defined in the Franchise Agreement);

(8) employee selection procedures, training and staffing levels; and

(9) the terms and conditions of the Franchise Agreement.

(d.) “Immediate Family”: (1) The spouse of an individual; (2) the natural and adoptive parents and natural and adopted children and siblings of such individual and their spouses; and (3) the natural and adoptive parents and natural and adopted children and siblings of the spouse of such individual.

(e.) “Person”: An individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated association, other business entity, or governmental entity (or subdivision thereof).

(f.) “Termination Event”: The first to occur of: (a) termination or expiration of the Franchise Agreement without extension or renewal; or (b) the date as of which COVENANTOR is neither an owner nor an employee of FRANCHISEE.

(g.) "Transfer": The transfer by FRANCHISEE of the Franchise Agreement, provided that such transfer is made in compliance with the terms of the Franchise Agreement.

3.	PROTECTION OF CONFIDENTIAL INFORMATION.

COVENANTOR agrees to use the Confidential Information only to the extent reasonably necessary to perform his or her duties on behalf of FRANCHISEE, taking into consideration the confidential nature of the Confidential Information. COVENANTOR may disclose the Confidential Information only as agent for FRANCHISEE. COVENANTOR acknowledges and agrees that neither COVENANTOR nor any other person or entity will acquire any interest in or right to use the Confidential Information under this Agreement or otherwise other than the right to utilize it as authorized in this Agreement, and that the unauthorized use or duplication of the Confidential Information would be detrimental to COMPANY and FRANCHISEE and would be a breach of COVENANTOR's obligations of confidentiality and an unfair method of competition with COMPANY and its Affiliates, FRANCHISEE and other UFood Outlets owned by COMPANY, its Affiliates, developers and franchisees.

COVENANTOR acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of COMPANY. The Confidential Information will be disclosed to COVENANTOR solely on the condition that COVENANTOR agrees to the terms and conditions of the Agreement. COVENANTOR therefore agrees that, during the term of the Franchise Agreement and thereafter, he or she: (a) will not use the Confidential Information in any other business or capacity; (b) will maintain the absolute confidentiality of the Confidential Information; (c) will not make unauthorized copies of any portion of the Confidential Information disclosed or recorded in written or other form; and (d) will adopt and implement all reasonable procedures prescribed from time to time by COMPANY and FRANCHISEE to prevent unauthorized use or disclosure of or access to the Confidential Information.

Notwithstanding anything to the contrary contained in this Agreement, the restrictions on COVENANTOR's disclosure and use of the Confidential Information shall not apply to the following: (a) information, methods, procedures, techniques and knowledge which are or become generally known or easily accessible other than by COVENANTOR's breach of an obligation of confidentiality; and (b) the disclosure of the Confidential Information pursuant to applicable law or in judicial or administrative proceedings to the extent that COVENANTOR is legally compelled or required by a regulatory body to disclose such information, provided COVENANTOR has notified COMPANY and FRANCHISEE prior to disclosure and shall have used its best efforts to obtain, and shall have given COMPANY and FRANCHISEE the opportunity to obtain, an appropriate assurance reasonably satisfactory to COMPANY of confidential treatment for the information required to be so disclosed.

4.	IN-TERM RESTRICTIVE COVENANTS.

COVENANTOR acknowledges and agrees that COMPANY and FRANCHISEE would be unable to protect the Confidential Information against unauthorized use or disclosure if persons authorized to use the Confidential Information (or members of their Immediate Families) were permitted to engage in similar, competing businesses. COVENANTOR therefore agrees that from the Effective Date until the earlier of a Termination Event or a Transfer, neither COVENANTOR nor any member of the Immediate Family of COVENANTOR, shall directly or indirectly:

(a.) have any controlling or non-controlling interest as a record or beneficial owner in any Competitive Business, wherever located or operating, provided that this restriction shall not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than one-half percent (0.5%) of the number of shares of that class of securities issued and outstanding;

(b.) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business, wherever located or operating;

(c.) directly or indirectly loan any money or other thing of value to, guarantee any loan to, lease any personal or real property to, or permit the use of its name in connection with, any Competitive Business or any owner, director, officer, manager, employee or agent of any Competitive Business, wherever located or operating;

(d.) divert or attempt to divert any actual or potential business or customers of any Developer Outlet or any other UFood Outlets to any Competitive Business; or

(e.) employ or seek to employ any individual who is employed by Franchisor, an Affiliate of Franchisor or any other developer or franchisee of a UFood Outlet, or otherwise directly or indirectly induce any such individual to leave said employment, without the prior written consent of such individual's employer.

5.	RESTRICTIVE COVENANT UPON TERMINATION OR EXPIRATION OF THE FRANCHISE AGREEMENT OR OF COVENANTOR'S ASSOCIATION WITH FRANCHISEE.

Upon the earlier of a Termination Event or a Transfer, COVENANTOR agrees that for a period of eighteen (18) months commencing on the effective date of a Termination Event or a Transfer, as applicable, neither COVENANTOR nor any member of the Immediate Family of COVENANTOR shall directly or indirectly:

(1) have any controlling or non-controlling interest as a record or beneficial owner in any Competitive Business located or operating: (a) at the Site (as defined in the Franchise Agreement); (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory as defined in the Franchise Agreement or within five (5) miles of the boundary of the Territory;

(2) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating: (a) at the Site; (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory or within five (5) miles of the boundary of the Territory;

(3) directly or indirectly loan any money or other thing of value to, guaranty any loan to, lease any personal or real property to, or permit the use of its name in connection with, any Competitive Business located or operating: (a) at the Site; (b) within a five (5) mile radius of the Site; (c) within a five (5) mile radius of any other UFood Outlet in operation or under development on the effective date of termination or expiration of this Agreement; or (d) within the Territory or within five (5) miles of the boundary of the Territory;

(4) divert or attempt to divert any actual or potential business or customers of any UFood Outlet to any Competitive Business, wherever located or operating; or

(5) employ or seek to employ any individual who is employed by Franchisor, its Affiliate or any developer or franchisee of a UFood Outlet, or otherwise directly or indirectly induce or attempt to induce any such individual to leave said employment, without the prior written consent of such individual's employer.

The restrictions of Subparagraph (1) of this Paragraph 5 will not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than one-half percent (0.5%) of the number of shares of that class of securities issued and outstanding.

COVENANTOR agrees that the restrictive covenants set forth in Paragraphs 4 and 5 of this Agreement are reasonable. If any court or tribunal of competent jurisdiction shall refuse to enforce any such covenant because it is more extensive than is enforceable, it is expressly understood and agreed that such covenants shall not be void, but that the restrictions contained therein shall be deemed reduced to the extent necessary to permit the enforcement of such covenants.

COVENANTOR expressly acknowledges and agrees that COVENANTOR possesses skills and abilities of a general nature and has opportunities for exploiting such skills. Consequently, enforcement of the covenants made in Paragraphs 4 and 5 of this Agreement will not deprive COVENANTOR of the ability to earn a living.

6.	SURRENDER OF DOCUMENTS.

COVENANTOR agrees that, as of the earlier of a Transfer or a Termination Event, as applicable, COVENANTOR shall immediately cease to use the Confidential Information disclosed to or otherwise learned or acquired by COVENANTOR and shall return to FRANCHISEE (or to COMPANY if directed by COMPANY) all copies of the Confidential Information loaned or made available to COVENANTOR.

7.	COSTS AND ATTORNEYS' FEES.

If COMPANY or FRANCHISEE engages legal counsel in connection with any failure by COVENANTOR to comply with this Agreement, COVENANTOR shall reimburse COMPANY and/or DEVELOP, as applicable, their reasonable attorneys' fees whether incurred before, during or after any trial, arbitration or appeal.

8.	WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be a waiver of such right or remedy at any other time or times.

9.	SEVERABILITY.

Each provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any such provision is held to be invalid or contrary to or in conflict with any applicable law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding which COMPANY is a party, that ruling shall not have any effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if COVENANTOR is a party thereto, otherwise upon COVENANTOR's receipt of a notice from COMPANY that it will not enforce the provision in question.

10.	RIGHTS OF PARTIES ARE CUMULATIVE.

The rights of the parties hereunder are cumulative and no exercise or enforcement by a party hereto of any right or remedy granted hereunder shall preclude the exercise or enforcement by them of any other right or remedy it may have.

11.	BENEFIT.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. In the event COMPANY does not sign this Agreement (regardless of the reason), COMPANY shall be deemed a third party beneficiary of this Agreement and shall have the right to enforce this Agreement directly.

12.	EFFECTIVENESS.

This Agreement shall be enforceable and effective when signed by COVENANTOR, even if COMPANY and FRANCHISEE do not sign this Agreement.

13.	COUNTERPARTS; GOVERNING LANGUAGE.

This Agreement shall be signed in at least two originals in the English language.

14.	GOVERNING LAW.

This Agreement and the rights and obligations of the parties under this Agreement shall, by express agreement of the parties, be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written:

____________________________________________________ Print name of COVENANTOR ____________________________________________________ Signature of COVENANTOR
FRANCHISEE

____________________________________________________

By:___________________________________________________
     Name:_______________________________________________
     Title:________________________________________________

COMPANY UFood Restaurant Group, Inc. By:___________________________________________________ Name:_______________________________________________ Title:________________________________________________

EXHIBIT G

COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS AND LISTINGS

THIS ASSIGNMENT is entered into this ______ day of ________________, 200__, in accordance with the terms of that certain UFood Franchise Agreement (the "Franchise Agreement") between _________________________________________________ ("Franchisee") and UFood Restaurant Group, Inc. ("Franchisor"), executed concurrently with this Assignment, under which Franchisor granted Franchisee the right to own and operate a UFood Outlet located at ______________________________ (the "Outlet").

FOR VALUE RECEIVED, Franchisee hereby assigns to Franchisor all of Franchisee's right, title and interest in and to those certain telephone numbers and regular, classified or other telephone directory listings (collectively, the "Telephone Numbers and Listings") associated with Franchisor's trademarks and service marks and used from time to time in connection with the operation of the Outlet. This Assignment is for collateral purposes only and, except as specified herein, Franchisor shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment, unless Franchisor shall notify the telephone company and/or the listing agencies with which Franchisee has placed telephone directory listings (all such entities are collectively referred to herein as the "Telephone Company") to effectuate the assignment pursuant to the terms hereof.

Upon termination or expiration of the Franchise Agreement (without renewal or extension), Franchisor shall have the right and is hereby empowered to effectuate the assignment of the Telephone Numbers and Listings, and, in such event, Franchisee shall have no further right, title or interest in the Telephone Numbers and Listings, but shall remain liable to the Telephone Company for all past due fees owing to the Telephone Company on or before the effective date of the assignment hereunder.

Franchisee agrees and acknowledges that as between Franchisor and Franchisee, upon termination or expiration of the Franchise Agreement, Franchisor shall have the sole right to and interest in the Telephone Numbers and Listings, and Franchisee appoints Franchisor as Franchisee's true and lawful attorney-in-fact to direct the Telephone Company to assign same to Franchisor, and execute such documents and take such actions as may be necessary to effectuate the assignment. Upon such event, Franchisee shall immediately notify the Telephone Company to assign the Telephone Numbers and Listings to Franchisor or its designee. If Franchisee fails to promptly direct the Telephone Company to assign the Telephone Numbers and Listings to Franchisor or its designee, Franchisor shall direct the Telephone Company to effectuate the assignment contemplated hereunder. The parties agree that the Telephone Company may accept Franchisor's written direction, the Franchise Agreement or this Assignment as conclusive proof of Franchisor's exclusive rights in and to the Telephone Numbers and Listings upon such termination or expiration and that such assignment shall be made automatically and effective immediately upon Telephone Company's receipt of such notice from Franchisor or Franchisee. The parties further agree that if the Telephone Company requires that the parties execute the Telephone Company's assignment forms or other documentation at the time of termination or expiration of the Franchise Agreement, Franchisor's execution of such forms or documentation on behalf of Franchisee shall effectuate Franchisee's consent and agreement to the assignment. The parties agree that at any time after the date hereof, they will perform such acts and execute and deliver such documents as may be necessary to assist in or accomplish the assignment described herein upon termination or expiration of the Franchise Agreement.

G-1

ASSIGNEE: UFood Restaurant Group, Inc., a Nevada corporation By:_______________________________________ Its:_______________________________________	ASSIGNOR: [FRANCHISEE] By:_______________________________________ Its:_______________________________________

ACCEPTED AND AGREED TO BY: _______________________________________ (Telephone Company Authorized Representative) _______________________________________ (Name of Telephone Company)

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